UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 1-3433

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
THE DOW CHEMICAL COMPANY
2030 DOW CENTER
Midland, Michigan 48674

REQUIRED INFORMATION

Financial statements for the years ended December 31, 2016 and 2015, supplemental schedules for the year ended December 31, 2016, and Report of Independent Registered Public Accounting Firm.

Exhibits
23.1 Consent of Plante & Moran, PLLC

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on their behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 26, 2017	BY: /s/ Bryan Jendretzke
Bryan Jendretzke
Global Benefits Director and
Plan Administrator

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of and for the Years Ended
December 31, 2016 and 2015, Supplemental
Schedules as of and for the Year Ended
December 31, 2016, and Report of Independent
Registered Public Accounting Firm

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

The Dow Chemical Company
Employees’ Savings Plan

We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2016 and 2015 and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan at December 31, 2016 and 2015 and the changes in net assets for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2016, and the schedule of reportable transactions for the year ended December 31, 2016, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Flint, Michigan
June 26, 2017

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2016 and 2015

	2016			2015
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 4 and 5)	$7,885,096,868	$770,739,425	$8,655,836,293	$6,777,761,426	$862,090,730	$7,639,852,156
Fully benefit-responsive investment contracts - at contract value	2,395,335,710	—	2,395,335,710	1,843,606,334	—	1,843,606,334
Receivables - interest, dividends and other	31,932,856	6,196,481	38,129,337	31,582,249	7,613,360	39,195,609
Receivables - participant notes	118,773,218	—	118,773,218	118,643,446	—	118,643,446
Total Assets	$10,431,138,652	$776,935,906	$11,208,074,558	$8,771,593,455	$869,704,090	$9,641,297,545
Liabilities
LESOP loan payables (Note 6)	$—	$54,247,769	$54,247,769	$—	$67,939,773	$67,939,773
Other payables	28,991,987	2,620,539	31,612,526	42,141,588	3,272,989	45,414,577
Total Liabilities	$28,991,987	$56,868,308	$85,860,295	$42,141,588	$71,212,762	$113,354,350
Net Assets Available For Benefits	$10,402,146,665	$720,067,598	$11,122,214,263	$8,729,451,867	$798,491,328	$9,527,943,195
See notes to the financial statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2016

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income
Net realized/unrealized gain on investments	$655,510,900	$77,570,551	$733,081,451
Interest and dividends	106,211,177	26,226,745	132,437,922
Total investment income	761,722,077	103,797,296	865,519,373

Employee contributions	245,719,535	—	245,719,535
Interest on participant notes receivable	4,013,784	—	4,013,784
Allocation of 3,411,306 shares of common stock of The Dow Chemical Company, at market	175,911,030	—	175,911,030
Total additions	1,187,366,426	103,797,296	1,291,163,722

Deductions
Distributions and withdrawals	673,723,648	—	673,723,648
Administrative expenses	1,948,839	—	1,948,839
Interest expense	—	6,309,996	6,309,996
Allocation of 3,411,306 shares of common stock of The Dow Chemical Company, at market	—	175,911,030	175,911,030
Total deductions	675,672,487	182,221,026	857,893,513

Transfers
Transfers in (Note 3)	1,163,298,950	—	1,163,298,950
Transfers out	2,298,091	—	2,298,091
Net transfers	1,161,000,859	—	1,161,000,859

Net Increase (Decrease)	1,672,694,798	(78,423,730)	1,594,271,068

Net Assets Available for Benefits
Beginning of year	8,729,451,867	798,491,328	9,527,943,195
End of year	$10,402,146,665	$720,067,598	$11,122,214,263
See notes to financial statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2016 and 2015, AND FOR THE YEAR ENDED DECEMBER 31, 2016

1.	DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the plan document or Summary Plan Description for the legal description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”) and (2) a leveraged employee stock ownership plan (“LESOP”) which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Plan covers any person who is, or becomes, a regular employee of The Dow Chemical Company (the “Company” or “Dow”), or of certain of the Company's subsidiaries, subject to certain eligibility service requirements for part-time employees.

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. Employees who do not exceed the gross compensation limits are limited to 40% of eligible pay in 0.5% increments, with a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $18,000 in 2016. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,000 in 2016. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll (within 60 days of being hired) are automatically enrolled to contribute 3% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1 until the contribution rate reaches 6%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. For legacy Dow Corning Corporation employees hired prior to January 1, 2006, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 2% of eligible pay deferrals; and for those hired on and after January 1, 2006 and prior to September 1, 2016, the Company matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 4% of eligible pay deferrals. The Company's matching contribution is made in the form of Company stock from the LESOP. Employees may divest their Dow stock at any time and elect one of the other investment options available to them under the Plan.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements.

Except as otherwise provided by the Plan, if the required contributions are less than the value of shares released, the difference is allocated to certain participants in the form of contingent matching contributions, and then to all participants, as an “Excess ESOP Shares Distribution” contribution. For the year ended December 31, 2016, the total number of shares allocated as contingent matching contributions and Excess ESOP Shares distribution contributions amounted to 1,803,701, with a market value of $103,207,771. The Company allocated these shares to the participants in March 2017.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. No such Company contributions were required for the year ended December 31, 2016.

Dividends - Participants invested in The Dow Chemical Company common stock funds may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in‑service distributions upon the attainment of age 59‑1/2.

Participant Notes Receivable - Active participants, retirees, and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•	50% of the total account balance or

•	$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after‑tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding at December 31, 2016 and 2015 was 3.25% to 10.5%.
Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Administration - Administrative expenses of the trustee are charged to the Plan. The net assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian, and recordkeeper for all the investments in the Plan. Fidelity manages certain plan investments. All transactions with Fidelity qualify as party-in-interest transactions.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Temporary Investments - Temporary investments are investments in short‑term money market funds and interest bearing cash in the respective investment funds.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of the Company, mutual funds, certain money market funds and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair market values of the underlying net assets. There are no redemption restrictions or unfunded commitments on these investments. Due to their short‑term nature and liquidity, temporary investments, including certain money market funds and interest bearing cash, are stated at outstanding balance, which approximates fair value.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan.  Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies, and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts provide that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin‑offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. The plan administrator does not believe that the occurrence of any such event, which would limit the Plan's ability to transact at contract value, is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non‑defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long-term credit rating below a threshold set forth in the contract; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2016 and 2015 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014 that the Plan is qualified and the trust established under the Plan is tax‑exempt under the appropriate sections of the Internal Revenue Code (the “Code”). Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The plan administrator believes it is no longer subject to tax examinations for years prior to 2013.

Risks and Uncertainties - The Plan invests in various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Recently Adopted Accounting Guidance - During 2016, the Plan adopted Accounting Standards Update (ASU) Nos. 2015-07, Disclosures for Investments In Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) and 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965) - I. Fully Benefit-Responsive Investment Contracts, II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient. ASU No. 2015-07 amended ASC 820, Fair Value Measurements, and removed the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share as a practical expedient. Parts I and II of ASU No. 2015-12 were applicable to the Plan. Part I requires the fully benefit-responsive investment contract be recorded at contract value without presentation of fair value or the difference between fair value and contract value and reduces the related disclosures. Part II modified the investment disclosures under ASC 820 and 962. These standards were adopted retrospectively, which resulted in the reclassification of investments previously reported at fair value to fully benefit-responsive investment contracts at contract value on the 2015 statement of net assets available for benefits. The adoption had no impact on the Plan's reported net assets or changes in net assets.

During 2016, the Plan adopted ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 amended ASC 825, Financial Instruments, and eliminated disclosure of the fair value of financial instruments not recorded at fair value previously required under ASC 825. This standard was adopted retrospectively and had no impact on the Plan’s net assets or changes in net assets.

3.	ASSET TRANSFER

As a result of the closing of a transaction between Dow and Corning Incorporated on June 1, 2016, Dow Corning Corporation (Dow Corning), previously a 50:50 joint venture between Dow and Corning Incorporated, became a wholly owned subsidiary of Dow. Effective September 1, 2016, the Plan was amended to add Dow Corning as a participating employer under the Plan. Additionally, effective September 1, 2016, the spun-off portion of the Dow Corning Corporation Employees' Capital Accumulation Plan attributable to the accounts of current employees of Dow Corning and other accounts attributable to service as an employee of Dow Corning merged into the Plan, excluding accounts for employees of Hemlock Semi-Conductor Operations, LLC on June 1, 2016. As a result, assets of approximately $1,162 million, including participant loans, were received by the Plan and allocated to participants on September 14, 2016.

4.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2016 and 2015, is presented in the following table:

	2016		2015
	Allocated	Unallocated	Allocated	Unallocated
Number of Shares	15,811,328	13,469,618	15,229,652	16,546,372
Cost	$65,947,994	$238,672,315	$67,304,074	$272,116,038
Fair Value	$904,724,188	$770,731,542	$784,022,485	$851,807,231

5.	FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 (measured using quoted prices in active markets), the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 (measured using significant other observable inputs), where the Level 1 process is not available, the underlying assets are valued based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well established and recognized vendors of market data and placed through tolerance/quality checks.

For investments classified as Level 3, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 investments. As a result, the unrealized gains and losses for these investments presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following tables present information about certain assets of the Plan measured at fair value on a recurring basis.

Assets Measured at Fair Value on a Recurring Basis at December 31, 2016
	Total	Level 1	Level 2
The Dow Chemical Company Stock:
Allocated participant directed	$1,838,505,837	$1,838,505,837	$—
Unallocated nonparticipant directed	770,731,542	770,731,542	—
Common stock	29,724,508	29,724,508	—
Mutual funds	1,916,655,864	1,916,655,864	—
Temporary investments:
Allocated participant directed	62,359,336	33,839,245	28,520,091
Unallocated nonparticipant directed	7,883	—	7,883
Total categorized assets at fair value	$4,617,984,970	$4,589,456,996	$28,527,974

Fair value measured at net asset value per share
Common/collective trusts	4,037,851,323
Total assets at fair value	$8,655,836,293

Assets Measured at Fair Value on a Recurring Basis at December 31, 2015
	Total	Level 1	Level 2
The Dow Chemical Company Stock:
Allocated participant directed	$1,668,533,003	$1,668,533,003	$—
Unallocated nonparticipant directed	851,807,231	851,807,231
Common stock	39,269,457	39,269,457	—
Mutual funds	1,680,161,087	1,680,161,087	—
Temporary investments:
Allocated participant directed	135,600,327	96,895,150	38,705,177
Unallocated nonparticipant directed	10,283,499	—	10,283,499
Total categorized assets at fair value	$4,385,654,604	$4,336,665,928	$48,988,676

Fair value measured at net asset value per share
Common/collective trusts:	3,254,197,552
Total assets at fair value	$7,639,852,156

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2016.

6.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and an employee stock ownership plan (the “ESOP”) that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan or LESOP, and (ii) the Dow Company Stock Fund. The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of Dow Common Stock acquired with the proceeds of exempt loans, and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the Dow Stock Fund constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code.

The Plan has one loan outstanding at December 31, 2016 and 2015, which bears interest at 10.03% and matures in 2020. The loan is between the Plan and Dorintal Reinsurance Ltd., a party-in-interest. Prior to February 28, 2011, the loan was between the Plan and Rohm and Haas Holdings Ltd.. On February 28, 2011, Rohm and Haas Holdings Ltd. and Dorintal Reinsurance Ltd entered into an amalgamation agreement, which resulted in the amalgamation of the two companies. The combined company is known as Dorintal Reinsurance Ltd. The Plan uses dividends paid on unallocated shares of Company common stock to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends on allocated shares of Company common stock to make the scheduled principal and interest payments. Dividends from allocated shares used to pay principal and interest are replaced by an equal value of shares released in accordance with the release fraction. The Company is required to make a cash contribution to fund any quarterly shortages in Company common stock dividends paid as compared to required principal and interest payments. There was no shortfall so there was no need for a Company cash contribution for the year ended December 31, 2016. The Company declared common stock dividends of $1.84 per share during 2016.

Interest expense for the year ended December 31, 2016 is $6,309,996. The minimum principal payments on this loan to maturity are as follows:

Minimum Loan Principal Payment to Maturity
2017	$15,117,833
2018	16,692,143
2019	18,430,396
2020	4,007,397
$54,247,769

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2016 and 2015:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31, 2016	2016	2015
Net assets available for benefits per the financial statements	$11,122,214,263	$9,527,943,195
Adjustment from contract value to fair value for fully benefit-responsive synthetic guaranteed investment contracts	25,066,866	31,981,993
Net assets available for benefits per Form 5500	$11,147,281,129	$9,559,925,188

For the year ended December 31, 2016, the following is a reconciliation of net investment income per the financial statements to Form 5500:

Reconciliation of Net Investment Income per the Financial Statements to Form 5500 for 2016
Net investment gain per the financial statements	$865,519,373
Adjustment for participant notes receivable interest	4,013,784
Adjustment from contract value to fair value for fully benefit-responsive synthetic guaranteed investment contracts	(6,915,127)
Net investment gain per Form 5500	$862,618,030

SUPPLEMENTAL SCHEDULES

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2016
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
*	The Dow Chemical Company:
	Dow Stock	Dow Stock	**	$933,781,649
	LESOP	Allocated LESOP - Dow Stock	**	904,724,188
	LESOP	Unallocated LESOP - Dow Stock	$238,672,315	770,731,542
	Praxair Stock	Common Stock	**	21,021,777
	S&P 500 Index Fund	Common/Collective Trust	**	1,424,743,628
	T. Rowe Price US Treasury Fund	Common/Collective Trust	**	93,309,356
	PIM Total Return Inst	Mutual Fund	**	172,679,999
	TRP IS MID CP EQ GR	Mutual Fund	**	374,735,600
	NB Genesis Inst CL	Mutual Fund	**	226,326,187
	TRP High Yield Inst	Mutual Fund	**	125,858,731
	BTC Lifepath Ret	Common/Collective Trust	**	159,190,062
	BTC Lifepath 2020	Common/Collective Trust	**	247,887,328
	BTC Lifepath 2025	Common/Collective Trust	**	249,167,659
	BTC Lifepath 2030	Common/Collective Trust	**	219,376,515
	BTC Lifepath 2035	Common/Collective Trust	**	144,633,785
	BTC Lifepath 2040	Common/Collective Trust	**	109,192,510
	BTC Lifepath 2045	Common/Collective Trust	**	86,267,993
	BTC Lifepath 2050	Common/Collective Trust	**	65,518,874
	BTC Lifepath 2055	Common/Collective Trust	**	51,626,599
	ACWI ex-US IMI Index	Common/Collective Trust	**	175,442,572
	American Century U.S. Real Estate Securities Trust	Common/Collective Trust	**	96,198,319
	Vang Tot BD Mkt Inst	Mutual Fund	**	185,466,286
	Vang Global Equity	Mutual Fund	**	169,938,711
	Vang Dev Mkt IDX IPS	Mutual Fund	**	118,004,787
	Vang Convertible Sec	Mutual Fund	**	26,466,278
	Vang LT Treasury ADM	Mutual Fund	**	59,271,842
	Vang Ext Mkt Idx ISP	Mutual Fund	**	397,201,815
	PIM Real Ret Inst	Mutual Fund	**	13,174,574
	PIM Com Real Ret I	Mutual Fund	**	47,531,054
	Lilly Pre 91 Stock	Common Stock	**	2,475,767
	Lilly Post 90 Stock	Common Stock	**	6,226,964
	Small Cap:
	BTC Russel 2000 Index Fund	Common/Collective Trust	**	311,015,080
	Emerging Markets IDX:
	Emerging Markets Non-Lend	Common/Collective Trust	**	75,430,108

	Forward			$8,064,618,139

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2016
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Forward			$8,064,618,139

*	Fidelity Contrafund Commingled Pool	Common/Collective Trust	**	514,089,595
	Wells Fargo Stable Return Fund	Common/Collective Trust	**	14,761,340
	Interest Bearing Cash	Temporary Investments	**	28,527,974
*	Fidelity Short Term Investment Fund	Temporary Investments	**	33,839,245
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 10.5%) and maturities up to 60 months	**	118,773,218

	Total			$8,774,609,511

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2016
(c)
Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
Pacific Life:
	G- 27523.01.000 (see underlying assets at Appendix A)	PIMCO, Western; evergreen;
		Synthetic GIC	**	$265,750,440
	Pacific Life Wrapper Contract		**	—
Voya:
	#60031-A	IGT INVESCO ShrtTrm Bond:
		evergreen; Common/collective trusts	**	418,560,878
	Voya Wrapper Contract		**	—
	#60031-B	IGT ING ShrtDuration;
		evergreen; Common/collective trusts	**	114,089,433
	Voya Wrapper Contract		**	—
	#60090 (see underlying assets at Appendix B)	Various Securities, maturity dates,
		and asset types	**	5,158,521
	Voya Wrapper Contract		**	—
NYL
	GA-29007 (see underlying assets at Appendix C)	MacKay Shields Dow; evergreen;
		Synthetic GIC	**	126,892,630
	NYL Wrapper Contract		**	—
Transamerica Life Insurance Company:
	MDA01078TR (see underlying assets at Appendix D)	IGT INVESCO ShrtTrm Bond,
		Dow NISA; evergreen; Synthetic GIC	**	455,514,408
	Transamerica Life Insurance Company Wrapper Contract		**	—
RGA
	RGA 00036 (see underlying assets at Appendix F)	IGT INVESCO ShrtTrm Bond; Wellington
		Dow, evergreen; Synthetic GIC	**	260,076,752
	RGA Wrapper Contract		**	—
Prudential Insurance
	GA-62233 (see underlying assets at Appendix E)	Jennison, evergreen;
		Synthetic GIC	**	387,535,100
	Prudential Insurance Wrapper Contract		**	—
	GA-63084	IGT INVESCO ShrtTrm Bond;
		evergreen; Common/collective trusts	**	102,085,320
	Prudential Insurance Wrapper Contract		**	—

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - F
AS OF DECEMBER 31, 2016
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Tokyo-Mitsubishi
	INV-DOWCHEM 13-1	IGT INVESCO ShrtTrm Bond;
	(see underlying assets at Appendix F)	Wellington Dow; evergreen;	**	$259,672,228
		Synthetic GIC
	Tokyo-Mitsubishi Wrapper Contract		**	—

	Total guaranteed investment contracts			$2,395,335,710

	Total			$11,169,945,221

**	Cost information not required			(Concluded)

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
SCHEDULE H, PART IV LINE 4j - SCHEDULE OF REPORTABLE TRANSACTIONS
EMPLOYER IDENTIFICATION NO. 38 - 1285128, PLAN NO. 002
FOR THE YEAR ENDED DECEMBER 31, 2016
Category (iii) - A series of transactions, when aggregated, involving an amount in excess of 5% of beginning plan net assets.
					(h)
(a)					Current Value
Identity		(c)	(d)	(g)	of Asset on	(I)
of Party	(b)	Purchase	Selling	Cost of	Transaction	Net Gain/
Involved	Description of Asset	Price	Price	Asset	Date	(Loss)
Fidelity	Fidelity Short Term Investment Fund
	Purchases - 9	$15,711,455	$—	$15,711,455	$15,711,455	$—
	Sales - 3	—	25,994,954	25,994,954	25,994,954	—
	Fidelity Institutional Government Portfolio
	Purchases - 11	32,926,623	—	32,926,623	32,926,623	—
	Sales - 4	—	32,918,740	32,918,740	32,918,740	—

There were no Category (i) (ii) or (iv) reportable transactions during the year ended December 31, 2016

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	3.200% 11/06/2022 DD 05/14/15	800,000	798,424	800,527
	ABBVIE INC	3.600% 05/14/2025 DD 05/14/15	750,000	771,503	742,867
	ACTAVIS FUNDING SCS	3.850% 06/15/2024 DD 06/19/14	1,250,000	1,259,188	1,261,149
	AMERICAN EXPRESS CREDIT AC 2 A	1.260% 01/15/2020 DD 07/01/14	1,500,000	1,499,970	1,500,944
	AMERICAN EXPRESS CREDIT AC 3 A	1.490% 04/15/2020 DD 09/22/14	1,000,000	999,961	1,002,269
	AMERICAN EXPRESS CREDIT CORP	2.250% 05/05/2021 DD 05/05/16	270,000	272,519	266,781
	AMERICAN INTERNATIONAL GROUP I	4.125% 02/15/2024 DD 10/02/13	1,500,000	1,544,339	1,557,329
	AMGEN INC	2.700% 05/01/2022 DD 05/01/15	300,000	299,145	297,053
	ANTHEM INC	3.300% 01/15/2023 DD 09/10/12	1,500,000	1,478,790	1,497,464
	AP MOLLER - MAERSK A/S 144A	2.875% 09/28/2020 DD 09/28/15	500,000	507,755	496,199
	AT&T INC	3.000% 02/15/2022 DD 02/13/12	2,000,000	2,001,860	1,980,479
	AT&T INC	2.300% 03/11/2019 DD 03/10/14	300,000	305,107	301,148
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	750,000	731,798	722,865
	ATMOS ENERGY CORP	6.350% 06/15/2017 DD 06/14/07	400,000	414,346	409,120
	AUTODESK INC	3.125% 06/15/2020 DD 06/05/15	800,000	822,336	808,808
	AUTOMATIC DATA PROCESSING INC	3.375% 09/15/2025 DD 09/15/15	400,000	399,564	410,168
	AVIATION CAPITAL GROUP CO 144A	4.625% 01/31/2018 DD 01/22/13	1,350,000	1,408,068	1,388,813
	BANK OF AMERICA CORP	3.875% 08/01/2025 DD 07/30/15	1,000,000	1,059,950	1,016,830
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	2,800,000	2,925,580	2,924,880
	BANK OF TOKYO-MITSUBISHI 144A	2.150% 09/14/2018 DD 09/14/15	200,000	201,568	200,166
	BARCLAYS PLC	3.200% 08/10/2021 DD 08/10/16	2,400,000	2,410,924	2,372,136
	BNP PARIBAS SA	2.400% 12/12/2018 DD 12/12/13	500,000	508,153	503,925
	BOARD OF TRUSTEES OF THE LELAN	4.750% 05/01/2019 DD 04/29/09	625,000	678,640	668,600
	BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	1,000,000	994,510	1,073,070
	BP CAPITAL MARKETS PLC	1.375% 05/10/2018 DD 05/10/13	430,000	430,326	428,671
	BP CAPITAL MARKETS PLC	1.676% 05/03/2019 DD 05/04/16	230,000	231,057	228,372
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	1,300,000	1,327,690	1,349,413
	BRITISH TRANSCO INTERNATI REGS	0.000% 11/04/2021	900,000	788,274	772,101
	CALIFORNIA ST	7.950% 03/01/2036 DD 04/01/10	500,000	620,800	582,845
	CANADIAN NATIONAL RAILWAY CO	5.550% 05/15/2018 DD 05/01/08	500,000	534,655	525,435
	CAPITAL AUTO RECEIVABLES 1 A2A	1.500% 11/20/2018 DD 03/16/16	834,702	834,652	835,729
	CARGILL INC 144A	1.900% 03/01/2017 DD 03/01/12	660,000	661,986	660,911
	CATERPILLAR FINANCIAL SERVICES	1.250% 08/18/2017 DD 08/20/14	90,000	90,123	90,029
	CATERPILLAR FINANCIAL SERVICES	2.250% 12/01/2019 DD 12/01/14	120,000	122,541	120,490
	CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	500,000	537,530	522,515
	CHASE ISSUANCE TRUST A10 A10	VAR RT 12/16/2019 DD 12/21/12	700,000	699,877	700,763
	CHASE ISSUANCE TRUST A5 A5	1.360% 04/15/2020 DD 05/06/15	500,000	499,912	499,705
	CHASE ISSUANCE TRUST A7 A7	1.380% 11/15/2019 DD 11/17/14	900,000	899,894	900,783
	CHEVRON CORP	VAR RT 11/15/2017 DD 11/18/14	200,000	200,094	200,028
	CHEVRON PHILLIPS CHEMICAL 144A	1.700% 05/01/2018 DD 05/12/15	250,000	249,718	250,028

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

CHRYSLER CAPITAL AU AA A2 144A	1.470% 04/15/2019 DD 04/19/16	886,818	886,760	887,678
CHRYSLER CAPITAL AU BA A2 144A	1.360% 01/15/2020 DD 11/04/16	800,000	799,918	798,928
CITIBANK CREDIT CARD ISS A2 A2	VAR RT 01/23/2020 DD 02/08/08	600,000	618,375	606,162
CITIBANK CREDIT CARD ISS A2 A2	VAR RT 05/26/2020 DD 05/30/13	1,300,000	1,300,000	1,301,287
CITIBANK CREDIT CARD ISS A7 A7	VAR RT 09/10/2020 DD 09/23/13	600,000	601,922	602,154
CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	400,000	399,016	405,464
CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	700,000	715,230	705,096
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	450,000	475,400	453,902
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,800,000	2,830,354	2,720,648
COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	655,161
COMM 2013-CCRE11 MORT CR11 ASB	3.660% 10/10/2046 DD 10/01/13	600,000	626,814	631,650
COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	800,000	823,980	832,336
COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	400,000	411,995	409,364
COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2032 DD 02/01/17	8,400,000	8,335,688	8,403,780
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2047 DD 02/01/17	22,300,000	21,931,953	22,119,593
COMPASS BANK	2.750% 09/29/2019 DD 09/29/14	800,000	798,144	795,648
CONOCOPHILLIPS CO	1.500% 05/15/2018 DD 05/18/15	250,000	250,017	249,158
CONOCOPHILLIPS CO	4.200% 03/15/2021 DD 03/08/16	180,000	193,530	191,200
COOPERATIEVE RABOBANK UA	4.500% 01/11/2021 DD 01/11/11	1,700,000	1,695,393	1,826,871
CORNING INC	1.500% 05/08/2018 DD 05/08/15	290,000	289,473	289,145
CREDIT SUISSE AG/NEW YORK NY	1.375% 05/26/2017 DD 05/28/14	250,000	250,028	250,058
CREDIT SUISSE AG/NEW YORK NY	3.625% 09/09/2024 DD 09/09/14	1,000,000	1,003,200	1,006,680
CREDIT SUISSE AG/NEW YORK NY	3.000% 10/29/2021 DD 10/29/14	900,000	894,600	908,604
CREDIT SUISSE AG/NEW YORK NY	1.750% 01/29/2018 DD 01/29/15	310,000	310,246	309,386
CROWN CASTLE TOWERS LLC 144A	4.883% 08/15/2040 DD 08/16/10	930,000	1,005,427	990,329
CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	400,000	411,998	409,576
CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	1,000,000	1,075,039	1,031,590
DAIMLER FINANCE NORTH AME 144A	1.375% 08/01/2017 DD 08/01/14	300,000	300,030	300,006
DEUTSCHE BANK AG 144A	4.250% 10/14/2021 DD 10/14/16	1,200,000	1,214,064	1,204,632
DIAMOND 1 FINANCE CORP / 144A	4.420% 06/15/2021 DD 06/01/16	800,000	842,048	827,800
ECOLAB INC	1.450% 12/08/2017 DD 12/13/12	650,000	651,570	649,357
ELECTRICITE DE FRANCE SA 144A	2.350% 10/13/2020 DD 10/13/15	700,000	694,085	693,308
ENEL FINANCE INTERNATIONA 144A	5.125% 10/07/2019 DD 10/07/09	390,000	421,073	416,898
ENERGY N W WA ELEC REVENUE	1.793% 07/01/2018 DD 04/24/14	750,000	750,000	754,365
ENTERPRISE PRODUCTS OPERATING	1.650% 05/07/2018 DD 05/07/15	270,000	270,181	269,241
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	1,034,355	106,380
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	528,922	52,200
FEDERAL HOME LN BK CONS BD	0.875% 08/05/2019 DD 08/04/16	1,150,000	1,147,792	1,133,728
FEDERAL HOME LN MTG CORP	1.250% 08/01/2019 DD 07/30/12	1,300,000	1,258,047	1,294,644
FEDERAL NATL MTG ASSN	1.875% 09/24/2026 DD 09/27/16	4,400,000	4,044,128	4,042,412
FEDERAL NATL MTG ASSN	1.875% 09/18/2018 DD 08/23/13	5,000,000	5,059,725	5,057,950
FEDERAL NATL MTG ASSN	1.750% 09/12/2019 DD 07/28/14	21,200,000	21,080,644	21,401,400
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	405,567	406,685	431,085
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	452,520	452,237	473,657
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	16,253	15,553	16,884

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

FHLMC MULTICLASS MTG	3.389% 03/25/2024 DD 06/01/14	1,000,000	1,029,951	1,047,650
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	589,130	591,891	593,236
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	709,418	711,191	715,292
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	709,418	711,191	715,292
FHLMC MULTICLASS MTG 6 C	9.050% 06/15/2019 DD 05/15/88	257	256	262
FHLMC MULTICLASS MTG KJ04 A1	1.376% 10/25/2020 DD 05/01/16	933,711	933,703	925,419
FIDELITY NATIONAL INFORMATION	5.000% 10/15/2025 DD 10/20/15	500,000	568,855	544,565
FIDELITY NATIONAL INFORMATION	3.000% 08/15/2026 DD 08/16/16	800,000	791,128	751,144
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	3,110	3,085	3,110
FNMA POOL #0112511	VAR RT 09/01/2020 DD 01/01/91	1,961	1,971	1,962
FNMA POOL #0303298	VAR RT 01/01/2025 DD 04/01/95	4,645	4,770	4,660
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	13,197	12,669	13,831
FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	19,954	20,460	20,726
FNMA POOL #0AA7243	4.500% 11/01/2018 DD 05/01/09	35,271	37,455	36,250
FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	878,565	914,738	873,742
FNMA GTD REMIC P/T 11-47 GF	VAR RT 06/25/2041 DD 05/25/11	1,662,851	1,669,606	1,668,488
FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	1,140,353	1,133,760	1,130,546
FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	1,271,457	1,267,483	1,265,875
FNMA GTD REMIC P/T 16-M11 AL	2.944% 07/25/2039 DD 10/01/16	1,007,615	1,022,717	984,298
FORD CREDIT AUTO OWNE 1 A 144A	2.260% 11/15/2025 DD 05/15/14	1,000,000	999,751	1,008,540
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	650,000	712,992	717,841
FORD MOTOR CREDIT CO LLC	4.134% 08/04/2025 DD 08/04/15	900,000	937,629	901,080
GENERAL ELECTRIC CO	4.625% 01/07/2021 DD 01/07/11	287,000	317,006	311,627
GENERAL ELECTRIC CO	4.650% 10/17/2021 DD 10/17/11	430,000	477,489	471,684
GENERAL MILLS INC	5.700% 02/15/2017 DD 01/24/07	660,000	672,780	663,346
GENERAL MOTORS FINANCIAL CO IN	4.375% 09/25/2021 DD 09/25/14	500,000	524,475	518,655
GENERAL MOTORS FINANCIAL CO IN	VAR RT 10/04/2019 DD 10/06/16	800,000	803,400	803,528
GILEAD SCIENCES INC	3.650% 03/01/2026 DD 09/14/15	1,000,000	1,070,340	1,013,940
GNMA POOL #0434797	8.500% 07/15/2030 DD 07/01/00	5,490	5,697	5,972
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,828	2,935	2,954
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	7,941	8,228	8,323
GNMA POOL #0486116	8.500% 07/15/2030 DD 07/01/00	10,007	10,373	10,119
GNMA POOL #0494885	8.500% 03/15/2030 DD 03/01/00	1,470	1,525	1,476
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	354	367	355
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	578	600	587
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	5,549	5,759	6,470
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	4,678	4,851	5,317
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	8,654	8,970	8,767
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	30,879	33,644	35,031
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	5,794	6,313	6,568
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	45,882	49,990	52,013
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	7,503	7,750	8,788
GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	46,443	47,226	47,581
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	14,168	14,005	14,660
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	15,804	15,874	16,321

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	35,456	36,281	36,732
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	100,000	99,946	109,599
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	2,400,000	2,722,008	2,698,128
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	400,000	420,300	414,968
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	200,000	201,482	200,520
HOME DEPOT INC/THE	2.000% 04/01/2021 DD 02/12/16	230,000	233,197	228,172
HSBC BANK PLC 144A	1.500% 05/15/2018 DD 05/15/13	400,000	398,832	397,772
HSBC HOLDINGS PLC	5.100% 04/05/2021 DD 04/05/11	1,500,000	1,698,855	1,621,065
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	900,000	915,877	905,220
HSBC USA INC	1.500% 11/13/2017 DD 11/13/14	394,000	393,417	393,736
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	1,000,000	1,059,420	1,026,570
INTESA SANPAOLO SPA	2.375% 01/13/2017 DD 01/14/14	950,000	962,188	950,133
JOHN DEERE OWNER TRUST 2 A A2A	0.870% 02/15/2018 DD 03/11/15	171,004	170,993	170,980
JP MORGAN CHASE COMME LDPX A1A	5.439% 01/15/2049 DD 03/01/07	93,527	103,289	93,800
JP MORGAN CHASE COMMER CB20 A4	VAR RT 02/12/2051 DD 09/01/07	537,217	566,764	545,458
JP MORGAN CHASE COMMER LD12 A4	VAR RT 02/15/2051 DD 08/01/07	873,190	934,996	884,909
JP MORGAN CHASE COMMER LDPX A3	5.420% 01/15/2049 DD 03/01/07	292,846	321,490	292,922
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	600,000	628,056	630,756
JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	1,200,000	1,235,996	1,244,532
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	1,000,000	1,029,996	1,033,980
JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	900,000	926,999	900,477
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	2,100,000	2,295,027	2,230,641
JPMORGAN CHASE & CO	4.250% 10/15/2020 DD 10/21/10	750,000	813,480	793,680
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	1,000,000	1,036,420	1,011,130
KANSAS ST DEV FIN AUTH REVENUE	2.927% 04/15/2021 DD 08/20/15	950,000	950,000	965,951
KEYBANK NA/CLEVELAND OH	2.500% 12/15/2019 DD 11/24/14	250,000	256,076	252,605
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	500,000	516,530	511,600
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,479,450
KOREA DEVELOPMENT BANK/THE	3.500% 08/22/2017	1,250,000	1,324,875	1,263,070
KOREA HYDRO & NUCLEAR POW 144A	2.875% 10/02/2018	1,000,000	1,019,470	1,016,102
LEASEPLAN CORP NV 144A	2.875% 01/22/2019 DD 10/22/15	300,000	302,871	299,904
LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
LLOYDS BANK PLC	2.000% 08/17/2018 DD 08/17/15	1,300,000	1,302,730	1,302,002
LOS ANGELES CA MUNI IMPT CORPL	3.432% 11/01/2021 DD 11/19/15	450,000	450,000	466,686
LOS ANGELES CNTY CA PUBLIC WKS	2.560% 12/01/2019 DD 09/02/15	870,000	870,000	878,222
LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	758,168
MANUFACTURERS & TRADERS TRUST	2.100% 02/06/2020 DD 02/06/15	350,000	352,618	349,020
METROPOLITAN LIFE GLOBAL 144A	2.300% 04/10/2019 DD 04/10/14	1,350,000	1,348,232	1,357,452
MICHIGAN ST	7.625% 09/15/2027 DD 06/25/09	750,000	900,923	823,815
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	2,050,040
MORGAN STANLEY	5.750% 01/25/2021 DD 01/25/11	2,000,000	2,298,480	2,219,160
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	500,000	519,475	523,830
MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	900,000	957,516	931,302
NATIONWIDE BUILDING SOCIE 144A	2.450% 07/27/2021 DD 07/27/16	500,000	504,080	493,355
NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	733,751	733,751	744,610

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

NISSAN MOTOR ACCEPTANCE C 144A	2.650% 09/26/2018 DD 09/26/13	1,800,000	1,830,780	1,818,522
NORTH CAROLINA ST TURNPIKE AUT	6.700% 01/01/2039 DD 07/29/09	600,000	670,572	652,176
ORACLE CORP	2.500% 05/15/2022 DD 05/05/15	600,000	597,888	595,836
OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	1,134,072	1,134,604	1,186,058
PEARSON PLC 144A	4.625% 06/15/2018 DD 06/23/03	300,000	313,431	308,250
PENSKE TRUCK LEASING CO L 144A	3.050% 01/09/2020 DD 12/11/14	800,000	822,952	808,744
PEPSICO INC	2.250% 01/07/2019 DD 07/30/13	620,000	634,880	627,366
PEPSICO INC	1.250% 04/30/2018 DD 04/30/15	140,000	140,396	139,824
PETROBRAS GLOBAL FINANCE BV	6.250% 03/17/2024 DD 03/17/14	200,000	200,980	191,840
PETROLEOS MEXICANOS	5.500% 01/21/2021 DD 07/21/10	1,000,000	1,067,500	1,028,750
PIONEER NATURAL RESOURCES CO	7.500% 01/15/2020 DD 11/13/09	850,000	1,041,905	966,255
PORT OF SEATTLE WA REVENUE	7.000% 05/01/2036 DD 07/16/09	750,000	876,195	834,233
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	460,000	464,951	451,798
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	400,000	399,848	405,316
QVC INC	4.850% 04/01/2024 DD 03/18/14	1,500,000	1,536,930	1,507,890
REILLY MTG ASSOC 91ST FHA PROJ	VAR RT 02/01/2023 DD 11/04/99	10,686	10,954	10,415
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	1,000,000	997,670	1,006,470
ROYAL BANK OF SCOTLAND GROUP P	3.875% 09/12/2023 DD 09/12/16	500,000	493,855	480,130
SANTANDER UK GROUP HOLDINGS PL	3.125% 01/08/2021 DD 01/08/16	1,000,000	1,014,710	997,660
SBA TOWER TRUST 144A	2.898% 10/15/2044 DD 10/15/14	900,000	900,000	906,831
SHELL INTERNATIONAL FINANCE BV	1.900% 08/10/2018 DD 08/12/13	300,000	303,353	301,833
SHELL INTERNATIONAL FINANCE BV	1.250% 11/10/2017 DD 11/10/15	310,000	310,263	310,118
SIEMENS FINANCIERINGSMAAT 144A	1.450% 05/25/2018 DD 05/27/15	610,000	612,870	609,329
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	600,504	589,433	595,046
SLM STUDENT LOAN TR 12 A5 144A	VAR RT 09/15/2022 DD 11/25/03	724,740	724,174	723,783
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 10/25/2024 DD 04/13/05	426,412	422,748	424,242
SOCIETE GENERALE SA 144A	2.625% 09/16/2020 DD 09/16/15	1,150,000	1,144,975	1,150,587
SOUTHERN CALIFORNIA GAS CO	5.450% 04/15/2018 DD 10/17/03	500,000	532,240	523,885
SOUTHERN CALIFORNIA GAS CO	1.550% 06/15/2018 DD 06/18/15	190,000	191,099	190,143
SOUTHWEST AIRLINES CO	2.750% 11/06/2019 DD 11/06/14	500,000	498,980	508,825
SPIRE INC	VAR RT 08/15/2017 DD 08/19/14	1,000,000	1,000,000	1,000,300
STATOIL ASA	1.250% 11/09/2017 DD 11/10/14	530,000	529,668	529,417
SUMITOMO MITSUI BANKING CORP	VAR RT 01/16/2018 DD 01/16/15	450,000	451,076	450,563
TELEFONICA EMISIONES SAU	5.877% 07/15/2019 DD 07/06/09	650,000	722,605	704,496
TELEFONICA EMISIONES SAU	5.462% 02/16/2021 DD 02/16/11	900,000	1,000,629	981,063
THOMSON REUTERS CORP	3.950% 09/30/2021 DD 10/05/11	1,000,000	1,052,280	1,039,020
TIAA ASSET MANAGEMENT FIN 144A	2.950% 11/01/2019 DD 10/30/14	800,000	798,560	813,808
TYSON FOODS INC	3.950% 08/15/2024 DD 08/08/14	700,000	756,035	713,153
U S TREASURY NOTE	1.500% 08/15/2026 DD 08/15/16	1,100,000	1,068,022	1,011,703
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	4,600,000	4,585,131	4,444,566
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	6,200,000	6,202,013	6,129,754
U S TREASURY NOTE	1.375% 01/31/2021 DD 01/31/16	2,300,000	2,317,520	2,263,246
U S TREASURY NOTE	1.125% 02/28/2021 DD 02/29/16	10,000,000	9,901,044	9,730,100
U S TREASURY NOTE	1.500% 03/31/2023 DD 03/31/16	2,900,000	2,871,227	2,786,494
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	8,000,000	7,986,016	7,847,840

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

U S TREASURY NOTE	1.125% 06/30/2021 DD 06/30/16	1,800,000	1,803,309	1,742,130
U S TREASURY NOTE	1.250% 07/31/2023 DD 07/31/16	5,000,000	4,979,492	4,707,050
U S TREASURY NOTE	1.375% 09/30/2023 DD 09/30/16	5,800,000	5,729,619	5,492,542
UBS AG/STAMFORD CT	1.375% 08/14/2017 DD 08/14/14	250,000	249,946	249,918
UBS AG/STAMFORD CT	2.375% 08/14/2019 DD 08/14/14	1,600,000	1,597,376	1,607,760
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	500,000	497,580	504,805
UNION PACIFIC CORP	5.650% 05/01/2017 DD 04/18/07	660,000	678,939	670,019
UNITEDHEALTH GROUP INC	1.450% 07/17/2017 DD 07/23/15	620,000	621,809	621,004
UNIV OF CALIFORNIA CA REVENUES	VAR RT 07/01/2041 DD 04/14/14	1,000,000	1,000,000	999,410
US TREAS-CPI INFLAT	1.750% 01/15/2028 DD 01/15/08	576,905	657,084	644,132
US TREAS-CPI INFLAT	0.625% 01/15/2026 DD 01/15/16	2,136,309	2,218,350	2,155,066
UTAH ST	3.539% 07/01/2025 DD 09/30/10	550,000	611,138	576,741
VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	2,600,000	2,900,560	2,874,924
VOLKSWAGEN GROUP OF AMERI 144A	1.600% 11/20/2017 DD 11/20/14	390,000	389,405	388,775
VOLKSWAGEN GROUP OF AMERI 144A	VAR RT 05/22/2018 DD 05/22/15	500,000	496,270	497,620
WELLS FARGO & CO	3.300% 09/09/2024 DD 09/09/14	2,500,000	2,488,775	2,474,375
WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	800,000	856,438	823,408
WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	600,000	617,980	592,320
WESTJET AIRLINES LTD 144A	3.500% 06/16/2021 DD 06/16/16	1,000,000	1,025,000	999,580
WFRBS COMMERCIAL MORTGA C11 A2	2.029% 03/15/2045 DD 02/01/13	632,260	642,856	634,935
WISCONSIN ST GEN FUND ANNUAL A	1.899% 05/01/2022 DD 08/16/16	800,000	800,000	772,064
YALE UNIVERSITY	2.086% 04/15/2019 DD 04/10/14	350,000	357,884	353,038
ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	800,000	826,712	779,192
ARGENT SECURITIES INC A W10 M1	VAR RT 10/25/2034 DD 09/09/04	366,141	271,402	336,817
FHLMC MULTICLASS MTG K008 X1	VAR RT 06/25/2020 DD 09/01/10	525,237	54,514	21,398
FHLMC MULTICLASS MTG K007 X1	VAR RT 04/25/2020 DD 06/01/10	451,354	34,310	11,807
FHLMC MULTICLASS MTG K006 AX1	VAR RT 01/25/2020 DD 04/01/10	2,264,128	152,917	56,807
NORTHSTAR EDU FIN INC DE	VAR RT 01/29/2046 DD 03/13/07	300,000	246,000	271,254
BANC OF AMERICA MORTGAGE A 1A1	VAR RT 02/25/2034 DD 01/01/04	9,677	9,612	9,330
BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	99,064	98,755	93,363
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	82,220	81,334	80,743
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	16,765	16,661	16,060
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	199,116	177,586	199,480
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	127,039	126,582	126,197
BARCLAYS CP REPO REPO	0.480% 01/04/2017 DD 12/30/16	26,700,000	(26,700,000)	(26,700,000)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	8,400,000	(8,445,938)	(8,445,938)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	8,400,000	(8,346,188)	(8,346,188)
COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2032 DD 02/01/17	8,400,000	(8,335,688)	(8,335,688)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	5,000,000	(5,011,719)	(5,011,719)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	7,300,000	(7,263,500)	(7,263,500)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	5,000,000	(4,969,531)	(4,969,531)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	5,000,000	(4,969,531)	(4,969,531)
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2047 DD 02/01/17	12,300,000	(12,136,641)	(12,136,641)
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2047 DD 02/01/17	5,000,000	(4,895,313)	(4,895,313)
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2047 DD 02/01/17	5,000,000	(4,900,000)	(4,900,000)

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01-000
December 31, 2016

COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	(8,400,000)	8,346,188	8,346,188
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	(8,400,000)	8,345,203	8,345,203
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	(7,300,000)	7,214,453	7,214,453
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	(5,000,000)	4,941,406	4,941,406
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	(5,000,000)	4,903,125	4,903,125
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	(5,000,000)	4,907,813	4,907,813
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	(1,363)	1,363	1,363
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	(10,816)	10,816	10,816
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	(245)	245	245
FHLMC MULTICLASS MTG 6 C	9.050% 06/15/2019 DD 05/15/88	(207)	207	207
LLOYDS BANK PLC	2.000% 08/17/2018 DD 08/17/15	1,300,000	(1,302,730)	(1,312,624)
US ULTRA BOND (CBT)	EXP MAR 17	(2)	2,634	2,634
US 2YR TREAS NTS FUT (CBT)	EXP MAR 17	57	(10,688)	(10,688)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		57,685,671	57,685,671
TOTAL UNDERLYING ASSETS			$275,272,167	269,382,423
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,631,983)
CONTRACT VALUE				$265,750,440

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR VOYA #60090
December 31, 2016

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AMERIQUEST MORTGAGE SEC AR2 M1	VAR RT 05/25/2033 DD 05/14/03	5,237	5,237	4,821
	ASSET BACKED SECURITIES HE3 M1	VAR RT 06/15/2033 DD 06/03/03	11,059	11,048	10,647
	ASSET BACKED SECURITIES HE4 M2	VAR RT 08/15/2033 DD 08/06/03	6,213	6,213	5,871
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	5,841	5,805	5,624
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	5,429	5,432	5,213
	CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	3,907	3,913	3,748
	CITIGROUP GLOBAL MARKETS HE1 A	VAR RT 04/25/2033 DD 04/25/03	587	587	526
	COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	1,765	1,788	1,733
	FEDERAL HOME LN MTG CORP	1.000% 03/08/2017 DD 01/30/12	1,000,000	997,496	1,000,800
	FNMA POOL #0545616	6.500% 04/01/2017 DD 04/01/02	41	43	41
	FNMA POOL #0555419	6.500% 11/01/2017 DD 04/01/03	224	236	225
	FNMA POOL #0621074	6.000% 01/01/2017 DD 12/01/01	16	17	16
	FNMA POOL #0630950	6.500% 02/01/2017 DD 02/01/02	7	8	7
	FNMA POOL #0631043	6.500% 02/01/2017 DD 02/01/02	15	16	15
	FNMA POOL #0644768	6.500% 05/01/2017 DD 05/01/02	133	140	133
	FNMA POOL #0663198	5.500% 10/01/2017 DD 09/01/02	510	527	513
	FNMA POOL #0671380	6.000% 11/01/2017 DD 10/01/02	479	498	482
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	444,164	452,906	452,808
	GS MORTGAGE SECURITIE GCJ7 AAB	2.935% 05/10/2045 DD 06/01/12	910,000	936,363	925,552
	GSAMP TRUST 2002-HE HE M1	VAR RT 11/20/2032 DD 11/27/02	4,079	4,148	3,962
	HOME EQUITY ASSET TRUST 2 4 M1	VAR RT 10/25/2033 DD 06/27/03	16,070	16,070	14,932
	HOME EQUITY ASSET TRUST 5 M1	VAR RT 12/25/2033 DD 08/28/03	5,752	5,752	5,520
	HOME EQUITY ASSET TRUST 5 M2	VAR RT 12/25/2033 DD 08/28/03	1,098	1,098	1,053
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	44,983	44,983	42,300
	MERCEDES-BENZ AUTO RECEIV 1 A3	1.340% 12/16/2019 DD 07/22/15	1,100,000	1,102,586	1,099,648
	MORGAN STANLEY ABS CAPI HE1 M1	VAR RT 05/25/2033 DD 06/27/03	16,902	16,902	16,444
	MORGAN STANLEY ABS CAPI NC6 M1	VAR RT 06/25/2033 DD 06/26/03	12,247	12,247	12,001
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	6,614	6,614	6,411
	MORGAN STANLEY ABS CAPI NC7 M2	VAR RT 06/25/2033 DD 07/30/03	234	234	231
	MORGAN STANLEY BANK OF C24 A1	1.706% 05/15/2048 DD 08/01/15	483,428	485,693	482,447
	MORGAN STANLEY DEAN WIT NC5 M3	VAR RT 10/25/2032 DD 10/29/02	843	844	626
	RAMP SERIES 2003-RZ2 TR RZ2 A1	VAR RT 04/25/2033 DD 03/01/03	2,737	2,733	2,749
	U S TREASURY NOTE	0.875% 05/15/2019 DD 05/15/16	1,000,000	994,844	990,430
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		118,353	118,353
	TOTAL UNDERLYING ASSETS			$5,241,374	5,215,882
	ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(57,361)
	CONTRACT VALUE				$5,158,521

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2016

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBOTT LABORATORIES	2.000% 03/15/2020 DD 03/10/15	165,000	164,687	163,322
	ABBVIE INC	1.800% 05/14/2018 DD 05/14/15	160,000	160,620	160,119
	ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	530,000	528,165	530,137
	ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	145,000	144,993	147,009
	AIR LEASE CORP	2.125% 01/15/2020 DD 10/03/16	290,000	288,965	285,672
	AMERICAN HONDA FINANCE CORP	2.250% 08/15/2019 DD 09/09/14	1,050,000	1,048,058	1,060,226
	ANHEUSER-BUSCH INBEV FINANCE I	1.250% 01/17/2018 DD 01/17/13	750,000	749,496	749,324
	APPLE INC	1.000% 05/03/2018 DD 05/03/13	1,175,000	1,170,664	1,170,593
	APPLE INC	1.700% 02/22/2019 DD 02/23/16	460,000	465,018	460,869
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	525,000	524,207	526,208
	BANK OF AMERICA CORP	2.650% 04/01/2019 DD 04/01/14	290,000	295,725	293,062
	BANK OF AMERICA NA	2.050% 12/07/2018 DD 12/07/15	430,000	435,715	432,305
	BAXTER INTERNATIONAL INC	1.700% 08/15/2021 DD 08/15/16	850,000	849,108	817,734
	BAYER US FINANCE LLC 144A	1.500% 10/06/2017 DD 10/08/14	965,000	966,366	963,736
	BB&T CORP	2.150% 03/22/2017 DD 03/22/12	1,100,000	1,097,613	1,101,529
	BERKSHIRE HATHAWAY FINANCE COR	1.450% 03/07/2018 DD 03/15/16	620,000	619,758	620,608
	BIOGEN INC	2.900% 09/15/2020 DD 09/15/15	235,000	234,511	237,996
	BP CAPITAL MARKETS PLC	1.676% 05/03/2019 DD 05/04/16	620,000	620,000	615,610
	CAPITAL ONE NA/MCLEAN VA	2.950% 07/23/2021 DD 07/24/14	800,000	827,368	802,968
	CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	400,000	399,846	399,224
	CHEVRON CORP	4.950% 03/03/2019 DD 03/03/09	580,000	657,355	619,771
	CHEVRON CORP	1.961% 03/03/2020 DD 03/03/15	360,000	360,000	358,801
	CHUBB INA HOLDINGS INC	2.300% 11/03/2020 DD 11/03/15	315,000	315,916	314,928
	CISCO SYSTEMS INC	1.650% 06/15/2018 DD 06/17/15	640,000	645,296	641,933
	CITIGROUP INC	1.850% 11/24/2017 DD 11/25/14	170,000	170,638	170,321
	CITIGROUP INC	2.150% 07/30/2018 DD 07/30/15	900,000	899,766	902,979
	CITIGROUP INC	2.050% 12/07/2018 DD 12/07/15	230,000	231,461	229,975
	CITIZENS BANK NA/PROVIDENCE RI	2.500% 03/14/2019 DD 03/14/16	740,000	743,443	745,698
	CITIZENS BANK NA/PROVIDENCE RI	2.550% 05/13/2021 DD 05/13/16	250,000	249,768	248,465
	COLGATE-PALMOLIVE CO	1.750% 03/15/2019 DD 03/03/14	975,000	973,830	978,676
	CONOCOPHILLIPS CO	1.050% 12/15/2017 DD 12/07/12	590,000	588,649	586,985
	CONSUMERS ENERGY CO	6.125% 03/15/2019 DD 09/12/08	900,000	1,067,463	981,522
	DAIMLER FINANCE NORTH AME 144A	2.400% 04/10/2017 DD 04/10/12	1,000,000	1,030,820	1,003,130
	ELI LILLY & CO	1.950% 03/15/2019 DD 02/25/14	1,125,000	1,123,054	1,131,986
	ESTEE LAUDER COS INC/THE	1.700% 05/10/2021 DD 05/10/16	255,000	254,939	248,528
	EXELON CORP	2.850% 06/15/2020 DD 06/11/15	290,000	290,197	293,097
	EXXON MOBIL CORP	1.305% 03/06/2018 DD 03/06/15	770,000	771,379	769,815
	EXXON MOBIL CORP	1.708% 03/01/2019 DD 03/03/16	310,000	313,295	310,670

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2016

EXXON MOBIL CORP	1.439% 03/01/2018 DD 03/03/16	575,000	575,000	575,690
FHLMC POOL #C9-1385	4.000% 08/01/2031 DD 08/01/11	492,781	523,811	522,983
FHLMC POOL #J1-1829	4.000% 03/01/2025 DD 03/01/10	193,794	208,692	204,127
FHLMC POOL #J1-2388	4.000% 07/01/2025 DD 06/01/10	247,549	265,651	260,523
FHLMC POOL #J1-3242	3.500% 10/01/2025 DD 10/01/10	69,966	73,814	73,452
FHLMC POOL #J1-3503	3.500% 11/01/2025 DD 11/01/10	83,298	87,879	87,434
FHLMC POOL #J1-3504	3.500% 11/01/2025 DD 11/01/10	48,609	51,282	50,847
FNMA POOL #0888416	5.000% 09/01/2035 DD 05/01/07	68,690	74,219	75,445
FNMA POOL #0AC1878	4.500% 09/01/2039 DD 08/01/09	377,452	410,715	409,788
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	435,000	435,000	437,445
FORD MOTOR CREDIT CO LLC	2.021% 05/03/2019 DD 05/04/16	270,000	270,824	267,521
GE CAPITAL INTERNATIONAL FUNDI	2.342% 11/15/2020 DD 05/15/16	1,065,000	1,073,105	1,064,489
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	550,000	551,829	555,797
GOLDMAN SACHS GROUP INC/THE	2.875% 02/25/2021 DD 02/25/16	1,000,000	1,028,260	1,004,620
GOLDMAN SACHS GROUP INC/THE	2.550% 10/23/2019 DD 10/23/14	180,000	183,837	181,321
HARLEY-DAVIDSON MOTORCYCL 1 A3	1.100% 09/15/2019 DD 04/16/14	702,576	704,305	702,484
HONEYWELL INTERNATIONAL INC	1.850% 11/01/2021 DD 10/31/16	640,000	639,968	625,427
HSBC BANK PLC 144A	1.500% 05/15/2018 DD 05/15/13	1,100,000	1,099,738	1,093,873
HUNTINGTON BANCSHARES INC/OH	3.150% 03/14/2021 DD 03/14/16	290,000	289,429	294,089
HUNTINGTON NATIONAL BANK/THE	2.200% 11/06/2018 DD 11/06/15	250,000	249,705	250,708
INTERNATIONAL BANK FOR RECONST	1.250% 07/26/2019 DD 01/28/16	1,240,000	1,234,011	1,226,744
JM SMUCKER CO/THE	1.750% 03/15/2018 DD 09/15/15	385,000	384,423	385,501
JOHN DEERE CAPITAL CORP	2.800% 09/18/2017 DD 09/16/10	825,000	892,988	834,562
JOHNSON & JOHNSON	1.125% 03/01/2019 DD 03/01/16	550,000	550,054	545,584
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	850,000	863,708	847,331
JPMORGAN CHASE & CO	2.200% 10/22/2019 DD 10/22/14	370,000	375,658	371,487
KRAFT HEINZ FOODS CO	2.000% 07/02/2018 DD 07/02/16	530,000	529,017	530,122
LB-UBS COMMERCIAL MORTGA C1 A4	4.568% 01/15/2031 DD 01/11/04	49,539	52,345	49,527
MEDTRONIC INC	1.375% 04/01/2018 DD 03/26/13	1,105,000	1,104,076	1,103,110
MEDTRONIC INC	2.500% 03/15/2020 DD 03/15/15	250,000	258,013	252,798
MERCK & CO INC	1.850% 02/10/2020 DD 02/10/15	850,000	848,751	850,536
MICROSOFT CORP	1.100% 08/08/2019 DD 08/08/16	1,295,000	1,293,579	1,277,582
MORGAN STANLEY	2.650% 01/27/2020 DD 01/27/15	1,250,000	1,278,469	1,255,888
MORGAN STANLEY CAPI C2 A2 144A	3.476% 06/15/2044 DD 06/01/11	83,116	84,181	83,153
ORACLE CORP	3.875% 07/15/2020 DD 07/15/11	800,000	871,712	849,040
ORACLE CORP	2.375% 01/15/2019 DD 07/16/13	300,000	307,299	304,017
PEPSICO INC	1.125% 07/17/2017 DD 07/17/15	1,010,000	1,009,677	1,009,778
PNC BANK NA	1.600% 06/01/2018 DD 06/01/15	950,000	949,364	948,879
PRINCIPAL LIFE GLOBAL FUN 144A	2.375% 11/21/2021 DD 11/21/16	620,000	618,115	611,475
PRIVATE EXPORT FUNDING CORP	1.375% 02/15/2017 DD 01/19/12	1,240,000	1,266,387	1,241,166
PROCTER & GAMBLE CO/THE	1.850% 02/02/2021 DD 02/02/16	1,190,000	1,189,774	1,177,541
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	1,200,000	1,219,320	1,178,604

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR NEW YORK LIFE GA-29007
December 31, 2016

ROCHE HOLDINGS INC 144A	2.250% 09/30/2019 DD 09/29/14	920,000	918,657	927,654
SHELL INTERNATIONAL FINANCE BV	1.375% 05/10/2019 DD 05/10/16	260,000	259,423	257,655
SOUTHERN CALIFORNIA GAS CO	1.550% 06/15/2018 DD 06/18/15	770,000	769,977	770,578
SOUTHERN CO/THE	1.850% 07/01/2019 DD 05/24/16	405,000	404,923	403,745
SPRINT SPECTRUM CO LLC / 144A	3.360% 03/20/2023 DD 10/27/16	500,000	502,372	500,935
STARBUCKS CORP	2.100% 02/04/2021 DD 02/04/16	940,000	943,667	936,992
STRYKER CORP	2.000% 03/08/2019 DD 03/10/16	585,000	584,321	585,287
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	840,000	840,637	847,258
TEVA PHARMACEUTICAL FINANCE NE	1.700% 07/19/2019 DD 07/21/16	1,005,000	1,004,910	987,443
TJX COS INC/THE	2.750% 06/15/2021 DD 06/05/14	450,000	472,401	457,803
TORCHMARK CORP	9.250% 06/15/2019 DD 06/30/09	425,000	516,086	491,156
TORONTO-DOMINION BANK/THE	2.500% 12/14/2020 DD 12/14/15	500,000	498,994	501,815
TOYOTA MOTOR CREDIT CORP	1.550% 07/13/2018 DD 07/13/15	650,000	649,448	649,838
U S TREASURY NOTE	2.000% 11/30/2020 DD 11/30/13	10,735,000	11,069,109	10,846,107
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	4,820,000	4,835,884	4,846,173
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	10,520,000	10,641,377	10,602,161
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	1,595,000	1,585,717	1,583,293
U S TREASURY NOTE	1.375% 03/31/2020 DD 03/31/15	3,560,000	3,541,850	3,541,381
U S TREASURY NOTE	1.375% 01/31/2021 DD 01/31/16	1,525,000	1,534,412	1,500,631
U S TREASURY NOTE	0.875% 04/15/2019 DD 04/15/16	4,750,000	4,745,174	4,707,345
U S TREASURY NOTE	1.125% 05/31/2019 DD 05/31/12	4,800,000	4,832,063	4,780,512
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	2,850,000	2,745,240	2,749,025
U S TREASURY NOTE	0.875% 07/31/2019 DD 07/31/12	4,225,000	4,080,056	4,175,990
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	7,935,000	8,127,253	8,037,600
U S TREASURY NOTE	2.125% 08/31/2020 DD 08/31/13	1,120,000	1,151,106	1,138,110
U S TREASURY NOTE	1.625% 06/30/2020 DD 06/30/15	6,355,000	6,497,365	6,357,987
UNILEVER CAPITAL CORP	1.375% 07/28/2021 DD 07/28/16	385,000	381,935	369,777
VALERO ENERGY CORP	6.125% 02/01/2020 DD 02/08/10	635,000	716,589	700,869
VERIZON COMMUNICATIONS INC	1.750% 08/15/2021 DD 08/01/16	995,000	990,662	954,504
VF CORP	3.500% 09/01/2021 DD 08/24/11	1,115,000	1,197,754	1,158,886
WALGREENS BOOTS ALLIANCE INC	2.700% 11/18/2019 DD 11/18/14	200,000	199,758	202,654
WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	1,050,000	1,041,894	1,053,402
WISCONSIN PUBLIC SERVICE CORP	1.650% 12/04/2018 DD 12/04/15	520,000	519,516	519,464
ZIMMER BIOMET HOLDINGS INC	2.700% 04/01/2020 DD 03/19/15	370,000	370,128	370,019
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	2,850,000	(2,753,608)	(2,753,608)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		3,618,484	3,618,484
TOTAL UNDERLYING ASSETS			$128,291,670	127,126,944
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(234,314)
CONTRACT VALUE				$126,892,630

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2016

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBOTT LABORATORIES	2.900% 11/30/2021 DD 11/22/16	1,795,000	1,791,133	1,789,883
	ABBVIE INC	2.500% 05/14/2020 DD 05/14/15	770,000	786,310	770,200
	AETNA INC	1.700% 06/07/2018 DD 06/09/16	1,115,000	1,114,108	1,113,962
	AMAZON.COM INC	3.300% 12/05/2021 DD 12/05/14	410,000	424,625	424,862
	AMERICAN EXPRESS CREDIT CORP	1.125% 06/05/2017 DD 06/05/14	175,000	174,503	174,971
	AMERICAN EXPRESS CREDIT CORP	2.375% 05/26/2020 DD 05/26/15	355,000	356,321	354,800
	AMERICAN HONDA FINANCE CO 144A	1.600% 02/16/2018 DD 02/19/13	125,000	124,403	125,112
	AMERICAN HONDA FINANCE CORP	1.550% 12/11/2017 DD 12/11/14	485,000	486,290	485,421
	AMERICAN HONDA FINANCE CORP	1.700% 02/22/2019 DD 02/23/16	145,000	144,971	144,406
	AMERICAN HONDA FINANCE CORP	1.700% 09/09/2021 DD 09/09/16	490,000	489,020	472,879
	AMGEN INC	1.250% 05/22/2017 DD 05/22/14	260,000	259,717	260,026
	ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	1,675,000	1,669,757	1,684,631
	ANHEUSER-BUSCH INBEV WORLDWIDE	1.375% 07/15/2017 DD 07/16/12	400,000	401,068	400,348
	AT&T INC	3.000% 02/15/2022 DD 02/13/12	185,000	178,655	183,194
	AT&T INC 144A	0.000% 11/27/2022 DD 11/27/07	2,000,000	1,542,500	1,597,180
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	945,000	1,010,082	990,133
	BANK OF AMERICA CORP	2.000% 01/11/2018 DD 01/11/13	308,000	306,703	308,708
	BANK OF AMERICA CORP	2.151% 11/09/2020 DD 11/09/16	1,360,000	1,360,000	1,342,320
	BANK OF TOKYO-MITSUBISHI 144A	1.700% 03/05/2018 DD 03/05/15	235,000	234,814	234,246
	BARCLAYS PLC	2.750% 11/08/2019 DD 11/10/14	200,000	199,296	199,472
	BARCLAYS PLC	2.875% 06/08/2020 DD 06/08/15	125,000	124,734	123,944
	BAXALTA INC	2.875% 06/23/2020 DD 12/23/15	430,000	429,862	429,893
	BERKSHIRE HATHAWAY INC	2.200% 03/15/2021 DD 03/15/16	200,000	204,749	199,584
	BERKSHIRE HATHAWAY INC	1.150% 08/15/2018 DD 08/15/16	700,000	699,916	696,486
	BIOGEN INC	6.875% 03/01/2018 DD 03/04/08	180,000	208,147	190,355
	BIOGEN INC	2.900% 09/15/2020 DD 09/15/15	455,000	454,054	460,801
	CAPITAL ONE BANK USA NA	2.250% 02/13/2019 DD 02/13/14	245,000	244,142	246,095
	CAPITAL ONE MULTI-ASSET A1 A1	1.390% 01/15/2021 DD 03/31/15	530,000	529,924	529,751
	CAPITAL ONE MULTI-ASSET A3 A3	1.340% 04/15/2022 DD 07/26/16	670,000	669,995	662,583
	CAPITAL ONE NA/MCLEAN VA	2.350% 08/17/2018 DD 08/18/15	250,000	249,728	251,435
	CAPITAL ONE NA/MCLEAN VA	1.850% 09/13/2019 DD 09/13/16	1,120,000	1,119,966	1,107,266
	CF INDUSTRIES INC 144A	3.400% 12/01/2021 DD 11/21/16	340,000	339,500	336,427
	CHASE ISSUANCE TRUST A2 A2	1.590% 02/18/2020 DD 03/13/15	1,165,000	1,164,943	1,168,320
	CHEVRON CORP	1.365% 03/02/2018 DD 03/03/15	300,000	300,650	299,706
	CHEVRON CORP	2.419% 11/17/2020 DD 11/17/15	495,000	495,000	498,524
	CHEVRON CORP	1.790% 11/16/2018 DD 11/17/15	500,000	504,807	501,900
	CHUBB CORP/THE	5.750% 05/15/2018 DD 05/06/08	320,000	347,968	337,686

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2016

CHUBB INA HOLDINGS INC	2.300% 11/03/2020 DD 11/03/15	495,000	494,723	494,886
CISCO SYSTEMS INC	1.400% 09/20/2019 DD 09/20/16	1,035,000	1,033,851	1,023,719
CISCO SYSTEMS INC	1.850% 09/20/2021 DD 09/20/16	815,000	814,886	795,416
CITIBANK CREDIT CARD ISS A8 A8	1.730% 04/09/2020 DD 09/24/14	310,000	313,839	311,187
CITIGROUP INC	1.800% 02/05/2018 DD 02/05/15	1,470,000	1,468,839	1,469,177
CITIGROUP INC	2.900% 12/08/2021 DD 12/08/16	1,150,000	1,148,034	1,146,895
COMPASS BANK	2.750% 09/29/2019 DD 09/29/14	370,000	369,142	367,987
COOPERATIEVE RABOBANK UA	3.950% 11/09/2022 DD 11/09/12	85,000	85,700	87,441
COOPERATIEVE RABOBANK UA/NY	2.250% 01/14/2020 DD 01/14/15	260,000	260,161	259,974
CVS HEALTH CORP	2.125% 06/01/2021 DD 05/25/16	190,000	189,470	186,303
DAIMLER FINANCE NORTH AME 144A	1.750% 10/30/2019 DD 10/31/16	910,000	908,708	898,361
DANONE SA 144A	1.691% 10/30/2019 DD 11/02/16	705,000	705,000	696,173
DISCOVER CARD EXECUTION A3 A3	1.220% 10/15/2019 DD 05/05/14	1,170,000	1,175,713	1,170,398
DOMINION GAS HOLDINGS LLC	2.500% 12/15/2019 DD 12/08/14	515,000	514,804	520,665
DOMINION RESOURCES INC/VA	1.250% 03/15/2017 DD 03/24/14	450,000	449,541	450,032
DR PEPPER SNAPPLE GROUP INC	2.530% 11/15/2021 DD 12/14/16	660,000	659,736	656,159
DUKE ENERGY CORP	1.800% 09/01/2021 DD 08/12/16	655,000	654,935	630,962
DUKE ENERGY FLORIDA PROJECT FI	1.196% 03/01/2022 DD 06/22/16	415,000	414,996	411,717
ENERGY TRANSFER PARTNERS LP	2.500% 06/15/2018 DD 06/23/15	555,000	554,700	557,037
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	905,000	916,032	894,122
FEDERAL NATL MTG ASSN	1.000% 10/24/2019 DD 10/25/16	2,945,000	2,937,107	2,904,300
FEDEX CORP	2.300% 02/01/2020 DD 01/09/15	1,145,000	1,142,928	1,146,351
FIFTH THIRD BANK/CINCINNATI OH	2.300% 03/15/2019 DD 03/15/16	1,185,000	1,187,849	1,192,999
FISCAL YEAR 2005 SECURITIZATIO	4.930% 04/01/2020 DD 12/02/04	185,000	198,803	194,968
FORD CREDIT AUTO OWNER TR A A3	1.280% 09/15/2019 DD 03/24/15	422,194	422,160	422,363
FORD CREDIT AUTO OWNER TR B A3	1.160% 11/15/2019 DD 05/26/15	765,048	764,978	764,352
FORD MOTOR CREDIT CO LLC	1.500% 01/17/2017 DD 11/12/13	420,000	419,577	420,034
FORD MOTOR CREDIT CO LLC	1.461% 03/27/2017 DD 03/27/15	775,000	770,226	775,124
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	300,000	300,090	301,686
FORD MOTOR CREDIT CO LLC	3.336% 03/18/2021 DD 03/18/16	565,000	565,000	568,921
FORTIVE CORP 144A	1.800% 06/15/2019 DD 06/20/16	825,000	824,117	819,869
GENERAL MOTORS FINANCIAL CO IN	4.200% 03/01/2021 DD 03/01/16	1,250,000	1,256,327	1,289,688
GENERAL MOTORS FINANCIAL CO IN	2.400% 05/09/2019 DD 05/09/16	355,000	354,631	354,059
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	570,000	576,515	576,008
GNMA GTD REMIC P/T 11-121 FA	VAR RT 03/16/2043 DD 09/16/11	323,275	324,209	320,110
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	845,000	840,018	820,968
GOLDMAN SACHS GROUP INC/THE	2.300% 12/13/2019 DD 12/13/16	1,530,000	1,528,853	1,528,271
HONDA AUTO RECEIVABLES 20 2 A3	1.040% 02/21/2019 DD 05/20/15	997,690	997,536	996,632
HONDA AUTO RECEIVABLES 20 3 A3	1.270% 04/18/2019 DD 08/19/15	640,000	639,992	639,795
HSBC HOLDINGS PLC	2.650% 01/05/2022 DD 10/05/16	425,000	424,601	414,911
HUNTINGTON BANCSHARES INC/OH	3.150% 03/14/2021 DD 03/14/16	270,000	269,468	273,807
HUNTINGTON BANCSHARES INC/OH	2.300% 01/14/2022 DD 08/09/16	70,000	69,927	67,892

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2016

HUNTINGTON NATIONAL BANK/THE	1.700% 02/26/2018 DD 02/26/15	665,000	664,069	664,701
HUNTINGTON NATIONAL BANK/THE	2.200% 11/06/2018 DD 11/06/15	420,000	419,504	421,189
JPMORGAN CHASE & CO	2.295% 08/15/2021 DD 08/08/16	770,000	770,000	755,732
JPMORGAN CHASE & CO	2.750% 06/23/2020 DD 06/23/15	150,000	154,299	151,356
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	125,000	127,759	124,608
JPMORGAN CHASE BANK NA	1.450% 09/21/2018 DD 09/23/16	1,760,000	1,759,173	1,752,291
KEYBANK NA/CLEVELAND OH	2.350% 03/08/2019 DD 03/08/16	1,310,000	1,313,901	1,317,533
KEYBANK NA/CLEVELAND OH	2.500% 11/22/2021 DD 11/22/16	250,000	249,428	248,405
KRAFT HEINZ FOODS CO	6.125% 08/23/2018 DD 08/23/12	275,000	335,924	293,145
KRAFT HEINZ FOODS CO	2.000% 07/02/2018 DD 07/02/16	615,000	620,560	615,141
KROGER CO/THE	1.500% 09/30/2019 DD 10/03/16	410,000	409,799	403,768
MANUFACTURERS & TRADERS TRUST	1.400% 07/25/2017 DD 07/25/14	400,000	400,588	400,212
MANUFACTURERS & TRADERS TRUST	2.250% 07/25/2019 DD 07/25/14	110,000	109,674	110,876
MASTERCARD INC	2.000% 11/21/2021 DD 11/21/16	585,000	581,660	580,039
MCDONALD'S CORP	3.625% 05/20/2021 DD 05/20/11	1,085,000	1,157,543	1,130,429
MCDONALD'S CORP	2.100% 12/07/2018 DD 12/09/15	150,000	152,274	150,891
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	1,065,000	1,071,476	1,067,748
MICROSOFT CORP	1.850% 02/12/2020 DD 02/12/15	1,090,000	1,081,542	1,089,302
MICROSOFT CORP	1.100% 08/08/2019 DD 08/08/16	345,000	344,645	340,360
MITSUBISHI UFJ FINANCIAL GROUP	2.190% 09/13/2021 DD 09/13/16	525,000	525,000	510,542
MIZUHO BANK LTD 144A	1.850% 03/21/2018 DD 03/21/13	1,115,000	1,115,591	1,113,060
MONDELEZ INTERNATIONAL HO 144A	1.625% 10/28/2019 DD 10/28/16	1,055,000	1,052,721	1,034,206
MORGAN STANLEY	5.550% 04/27/2017 DD 04/27/07	320,000	328,369	324,237
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	135,000	134,310	133,375
MORGAN STANLEY	5.500% 01/26/2020 DD 01/26/10	2,070,000	2,298,042	2,244,149
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	685,000	767,463	740,232
MUFG UNION BANK NA	2.625% 09/26/2018 DD 09/26/13	570,000	580,334	576,230
NATIONAL RURAL UTILITIES COOPE	1.650% 02/08/2019 DD 02/08/16	515,000	514,387	514,511
NCUA GUARANTEED NOTES	3.450% 06/12/2021 DD 06/16/11	885,000	947,879	942,702
NEWELL BRANDS INC	3.150% 04/01/2021 DD 03/30/16	850,000	848,598	865,045
NISSAN AUTO RECEIVABLES 2 A A3	1.050% 10/15/2019 DD 04/14/15	937,253	936,888	935,772
NORTHERN STATES POWER CO/MN	2.200% 08/15/2020 DD 08/11/15	400,000	399,264	400,616
OHIO POWER CO	5.375% 10/01/2021 DD 09/24/09	650,000	734,572	726,141
ORACLE CORP	1.900% 09/15/2021 DD 07/07/16	745,000	743,704	728,007
PECO ENERGY CO	1.700% 09/15/2021 DD 09/21/16	815,000	814,772	791,202
PFIZER INC	1.200% 06/01/2018 DD 06/03/16	1,635,000	1,633,806	1,630,716
PLAINS ALL AMERICAN PIPELINE L	2.600% 12/15/2019 DD 12/09/14	510,000	509,046	510,536
PNC BANK NA	2.400% 10/18/2019 DD 09/18/14	380,000	382,934	383,500
PNC BANK NA	1.450% 07/29/2019 DD 07/29/16	250,000	249,650	246,600
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	137,511	175,327	159,036
PRUDENTIAL FINANCIAL INC	7.375% 06/15/2019 DD 06/08/09	345,000	417,209	388,370
REGENCY ENERGY PARTNERS LP / R	5.750% 09/01/2020 DD 09/11/13	425,000	463,815	459,565

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2016

REGIONS BANK/BIRMINGHAM AL	2.250% 09/14/2018 DD 07/31/15	635,000	634,244	637,083
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	447,858	447,858	442,354
SANTANDER UK GROUP HOLDINGS PL	3.125% 01/08/2021 DD 01/08/16	280,000	279,717	279,345
SIEMENS FINANCIERINGSMAAT 144A	1.300% 09/13/2019 DD 09/15/16	685,000	684,116	672,067
SIMON PROPERTY GROUP LP	2.350% 01/30/2022 DD 11/23/16	395,000	393,704	389,695
SOUTHERN CALIFORNIA EDISON CO	1.125% 05/01/2017 DD 05/09/14	695,000	695,403	695,090
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	546,071	546,071	537,181
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	605,000	604,177	594,721
STHRN CALIFORNIA ST PUBLIC PWR	6.930% 05/15/2017 DD 09/15/97	1,285,000	1,574,047	1,311,535
SUMITOMO MITSUI FINANCIAL GROU	2.058% 07/14/2021 DD 07/14/16	1,225,000	1,225,000	1,184,808
SUNOCO LOGISTICS PARTNERS OPER	4.400% 04/01/2021 DD 11/17/15	530,000	529,497	558,143
SUNTRUST BANKS INC	2.700% 01/27/2022 DD 12/01/16	645,000	644,174	645,277
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	345,000	344,910	346,746
SYSCO CORP	1.900% 04/01/2019 DD 04/01/16	910,000	909,500	907,024
TORONTO-DOMINION BANK/THE	2.625% 09/10/2018 DD 09/10/13	395,000	394,285	401,055
TOYOTA AUTO RECEIVABLES 2 B A3	1.270% 05/15/2019 DD 06/17/15	1,695,000	1,694,908	1,694,966
TOYOTA MOTOR CREDIT CORP	2.100% 01/17/2019 DD 01/17/14	245,000	249,594	246,345
TOYOTA MOTOR CREDIT CORP	2.125% 07/18/2019 DD 07/18/14	500,000	509,065	502,170
TOYOTA MOTOR CREDIT CORP	1.700% 02/19/2019 DD 02/19/16	230,000	231,163	229,273
TOYOTA MOTOR CREDIT CORP	1.200% 04/06/2018 DD 04/08/16	1,650,000	1,649,604	1,642,674
TRINITY ACQUISITION PLC	3.500% 09/15/2021 DD 03/22/16	450,000	449,424	454,392
U S TREASURY NOTE	1.375% 08/31/2023 DD 08/31/16	2,395,000	2,270,103	2,269,167
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	3,860,000	3,739,847	3,729,571
U S TREASURY NOTE	1.500% 01/31/2019 DD 01/31/14	1,450,000	1,473,563	1,457,874
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	3,870,000	3,941,655	3,900,689
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	15,000	15,227	15,117
U S TREASURY NOTE	1.500% 11/30/2019 DD 11/30/14	4,770,000	4,840,438	4,779,874
U S TREASURY NOTE	1.625% 12/31/2019 DD 12/31/14	2,275,000	2,317,745	2,286,193
U S TREASURY NOTE	1.250% 01/31/2020 DD 01/31/15	2,010,000	1,996,688	1,995,247
U S TREASURY NOTE	1.000% 03/15/2018 DD 03/15/15	3,555,000	3,564,165	3,556,671
U S TREASURY NOTE	0.750% 04/15/2018 DD 04/15/15	6,635,000	6,597,710	6,614,498
U S TREASURY NOTE	1.000% 08/15/2018 DD 08/15/15	4,980,000	4,990,453	4,973,377
U S TREASURY NOTE	1.375% 08/31/2020 DD 08/31/15	6,815,000	6,812,651	6,744,192
U S TREASURY NOTE	0.875% 11/30/2017 DD 11/30/15	355,000	354,251	355,028
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	4,840,000	4,936,862	4,820,543
U S TREASURY NOTE	1.375% 01/31/2021 DD 01/31/16	8,750,000	8,633,608	8,610,175
U S TREASURY NOTE	1.125% 02/28/2021 DD 02/29/16	4,960,000	4,850,880	4,826,130
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	8,250,000	8,269,988	8,093,085
U S TREASURY NOTE	0.750% 04/30/2018 DD 04/30/16	6,550,000	6,551,857	6,528,516
U S TREASURY NOTE	0.875% 05/15/2019 DD 05/15/16	4,235,000	4,210,359	4,194,471
U S TREASURY NOTE	1.125% 06/30/2021 DD 06/30/16	10,120,000	10,076,567	9,794,642
U S TREASURY NOTE	1.375% 06/30/2023 DD 06/30/16	1,035,000	975,609	983,167

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR TRANSAMERICA LIFE MDA01078TR
December 31, 2016

U S TREASURY NOTE	0.750% 07/15/2019 DD 07/15/16	7,320,000	7,247,723	7,213,640
U S TREASURY NOTE	1.125% 07/31/2021 DD 07/31/16	4,540,000	4,534,574	4,388,546
U S TREASURY NOTE	1.250% 07/31/2023 DD 07/31/16	875,000	865,874	823,734
U S TREASURY NOTE	0.750% 10/31/2018 DD 10/31/16	5,645,000	5,630,537	5,604,412
U S TREASURY NOTE	1.250% 10/31/2019 DD 10/31/12	535,000	539,138	532,721
U S TREASURY NOTE	0.750% 10/31/2017 DD 10/31/12	580,000	578,641	579,478
U S TREASURY NOTE	1.000% 11/15/2019 DD 11/15/16	3,805,000	3,754,890	3,759,226
U S TREASURY NOTE	1.000% 11/30/2018 DD 11/30/16	1,635,000	1,631,368	1,629,768
U S TREASURY NOTE	1.750% 11/30/2021 DD 11/30/16	4,975,000	4,933,765	4,937,887
U S TREASURY NOTE	1.250% 12/31/2018 DD 12/31/16	5,710,000	5,716,022	5,715,824
U S TREASURY NOTE	1.125% 12/31/2019 DD 12/31/12	1,150,000	1,153,325	1,138,811
U S TREASURY NOTE	0.750% 02/28/2018 DD 02/28/13	2,870,000	2,863,141	2,863,284
U S TREASURY NOTE	0.750% 03/31/2018 DD 03/31/13	2,730,000	2,685,640	2,722,110
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	4,910,000	4,992,125	4,973,486
U S TREASURY NOTE	1.250% 10/31/2018 DD 10/31/13	775,000	781,116	776,240
U S TREASURY NOTE	1.500% 05/31/2019 DD 05/31/14	7,525,000	7,569,123	7,559,690
U S TREASURY NOTE	1.625% 07/31/2019 DD 07/31/14	6,320,000	6,367,295	6,364,177
U S TREASURY NOTE	1.500% 05/31/2020 DD 05/31/15	3,300,000	3,344,473	3,289,935
U S TREASURY NOTE	1.125% 06/15/2018 DD 06/15/15	13,120,000	13,191,567	13,132,858
U S TREASURY NOTE	0.875% 07/15/2018 DD 07/15/15	2,010,000	1,993,820	2,003,568
U S TREASURY NOTE	1.625% 07/31/2020 DD 07/31/15	6,965,000	6,978,059	6,960,403
UBS AG/STAMFORD CT	1.375% 06/01/2017 DD 06/01/15	830,000	829,391	829,809
VERIZON COMMUNICATIONS INC	2.625% 02/21/2020 DD 02/21/15	1,265,000	1,302,850	1,277,131
VISA INC	2.200% 12/14/2020 DD 12/14/15	125,000	124,894	125,389
WALT DISNEY CO/THE	0.875% 07/12/2019 DD 07/12/16	295,000	294,009	289,071
WEC ENERGY GROUP INC	2.450% 06/15/2020 DD 06/10/15	510,000	509,067	510,332
WELLS FARGO & CO	2.500% 03/04/2021 DD 03/04/16	410,000	416,453	406,962
WELLS FARGO & CO	2.550% 12/07/2020 DD 12/07/15	515,000	529,394	515,587
WELLS FARGO BANK NA	2.150% 12/06/2019 DD 12/08/16	2,045,000	2,042,178	2,043,732
U S TREASURY BILL	0.000% 03/16/2017 DD 09/15/16	(6,900,000)	6,893,196	6,893,196
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	1,900,000	(1,868,621)	(1,868,621)
U S TREASURY NOTE	1.250% 12/31/2018 DD 12/31/16	5,710,000	(5,716,811)	(5,716,811)
IGT Invesco Short Term Bond Fund		172,126,102	179,064,318	179,064,318
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		3,962,957	3,962,957
TOTAL UNDERLYING ASSETS			$461,233,760	459,098,326
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(3,583,918)
CONTRACT VALUE				$455,514,408

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2016

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	21ST CENTURY FOX AMERICA INC	6.200% 12/15/2034 DD 12/03/04	700,000	700,350	822,345
	ABBOTT LABORATORIES	2.350% 11/22/2019 DD 11/22/16	2,410,000	2,407,638	2,412,843
	ABBVIE INC	4.500% 05/14/2035 DD 05/14/15	1,335,000	1,347,875	1,311,677
	ACTAVIS FUNDING SCS	2.450% 06/15/2019 DD 06/19/14	420,000	418,807	421,776
	ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	1,495,000	1,518,881	1,517,439
	AEP TEXAS CENTRAL TRANSITION F	5.170% 01/01/2020 DD 10/11/06	341,198	359,433	347,257
	AETNA INC	2.200% 03/15/2019 DD 03/07/14	485,000	484,515	486,222
	AETNA INC	2.400% 06/15/2021 DD 06/09/16	950,000	949,905	945,697
	AIR LIQUIDE FINANCE SA 144A	2.250% 09/27/2023 DD 09/27/16	475,000	473,808	452,271
	ALLY AUTO RECEIVABLES TR 1 A2A	1.200% 08/15/2018 DD 01/27/16	240,549	240,534	240,681
	ALLY AUTO RECEIVABLES TRU 1 A3	1.390% 09/16/2019 DD 07/22/15	1,905,000	1,907,274	1,906,448
	ALLY MASTER OWNER TRUST 4 A2	1.430% 06/17/2019 DD 07/16/14	1,845,000	1,844,543	1,846,089
	ALLY MASTER OWNER TRUST 5 A	1.540% 09/15/2019 DD 10/11/12	1,380,000	1,379,606	1,381,960
	ALLY MASTER OWNER TRUST 5 A2	1.600% 10/15/2019 DD 11/12/14	860,000	859,984	861,324
	AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	425,000	533,622	451,643
	AMERICAN EXPRESS CREDIT CORP	2.250% 08/15/2019 DD 08/15/14	1,430,000	1,429,128	1,437,965
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	1,180,000	1,179,410	1,200,744
	AMGEN INC	3.875% 11/15/2021 DD 11/10/11	1,765,000	1,760,058	1,847,637
	AMGEN INC 144A	4.663% 06/15/2051 DD 06/14/16	501,000	520,537	481,516
	ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	2,055,000	2,074,585	2,091,435
	APPLE INC	3.850% 05/04/2043 DD 05/03/13	1,390,000	1,351,740	1,329,174
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	2,210,000	2,213,400	2,130,042
	AT&T INC	6.000% 08/15/2040 DD 02/15/16	170,000	180,868	186,849
	AT&T INC	6.375% 03/01/2041 DD 03/01/16	125,000	149,909	143,953
	BA CREDIT CARD TRUST A1 A1	5.170% 06/15/2019 DD 01/18/07	275,000	279,565	275,391
	BAE SYSTEMS PLC 144A	4.750% 10/11/2021 DD 10/11/11	2,140,000	2,137,817	2,314,003
	BANK OF AMERICA CORP	5.420% 03/15/2017 DD 03/15/07	400,000	398,765	402,900
	BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	370,000	353,113	387,671
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	1,875,000	1,898,306	1,891,031
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	105,132
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,370,000	1,427,280	1,411,840
	BANK OF AMERICA CORP	2.625% 04/19/2021 DD 04/19/16	800,000	808,082	794,512
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	155,000	159,594	161,913
	BANK OF AMERICA NA	6.100% 06/15/2017 DD 06/19/07	870,000	896,222	887,687
	BANK OF NEW YORK MELLON CORP/T	2.100% 01/15/2019 DD 11/18/13	365,000	364,544	366,613
	BANK OF NEW YORK MELLON CORP/T	2.200% 03/04/2019 DD 02/04/14	410,000	409,545	412,923
	BANK OF NEW YORK MELLON CORP/T	2.200% 05/15/2019 DD 05/07/14	1,925,000	1,928,296	1,936,608
	BANK OF NEW YORK MELLON CORP/T	2.300% 09/11/2019 DD 09/11/14	400,000	399,924	403,296

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2016

BAYER US FINANCE LLC 144A	1.500% 10/06/2017 DD 10/08/14	360,000	360,426	359,528
BAYER US FINANCE LLC 144A	2.375% 10/08/2019 DD 10/08/14	600,000	610,032	601,062
BECTON DICKINSON AND CO	3.125% 11/08/2021 DD 11/08/11	240,000	246,818	246,055
BECTON DICKINSON AND CO	1.800% 12/15/2017 DD 12/15/14	348,000	350,074	348,790
BG ENERGY CAPITAL PLC 144A	4.000% 10/15/2021 DD 10/12/11	1,195,000	1,185,560	1,270,225
BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	302,809
BP CAPITAL MARKETS PLC	3.216% 11/28/2023 DD 11/28/16	1,560,000	1,560,000	1,575,584
BURLINGTON NORTHERN SANTA FE L	4.550% 09/01/2044 DD 08/18/14	890,000	920,272	946,293
BURLINGTON NORTHERN SANTA FE L	5.750% 03/15/2018 DD 03/14/08	670,000	715,501	704,277
CAPITAL ONE MULTI-ASSET A2 A2	1.260% 01/15/2020 DD 04/10/14	200,000	200,352	200,112
CAPITAL ONE MULTI-ASSET A5 A5	1.480% 07/15/2020 DD 10/14/14	945,000	948,933	946,956
CAPITAL ONE MULTI-ASSET A7 A7	5.750% 07/15/2020 DD 09/28/07	605,000	633,466	624,324
CELGENE CORP	3.875% 08/15/2025 DD 08/12/15	120,000	127,398	121,717
CHASE ISSUANCE TRUST A1 A1	1.150% 01/15/2019 DD 01/27/14	430,000	430,437	430,000
CHASE ISSUANCE TRUST A6 A6	1.260% 07/15/2019 DD 07/24/14	410,000	410,993	410,250
CHEVRON CORP	1.561% 05/16/2019 DD 05/16/16	360,000	361,697	358,520
CISCO SYSTEMS INC	1.850% 09/20/2021 DD 09/20/16	1,335,000	1,334,813	1,302,920
CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	840,000	876,127	866,065
CITIGROUP INC	4.500% 01/14/2022 DD 11/01/11	1,935,000	2,124,185	2,063,058
CITIGROUP INC	2.500% 09/26/2018 DD 09/26/13	980,000	975,708	989,379
CITIGROUP INC	2.500% 07/29/2019 DD 07/29/14	825,000	829,542	830,660
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,180,000	2,162,027	2,118,219
COCA-COLA FEMSA SAB DE CV	2.375% 11/26/2018 DD 11/26/13	970,000	968,729	976,742
COMCAST CORP	4.400% 08/15/2035 DD 05/27/15	500,000	499,695	523,070
COMERICA INC	2.125% 05/23/2019 DD 05/23/14	425,000	425,000	424,380
COMMONWEALTH EDISON CO	2.150% 01/15/2019 DD 01/10/14	470,000	476,243	471,692
CONOCOPHILLIPS CO	4.150% 11/15/2034 DD 11/12/14	865,000	864,645	845,486
CVS HEALTH CORP	1.900% 07/20/2018 DD 07/20/15	660,000	666,419	662,534
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	835,000	834,641	857,954
CVS HEALTH CORP	2.125% 06/01/2021 DD 05/25/16	455,000	453,731	446,146
DAIMLER FINANCE NORTH AME 144A	2.375% 08/01/2018 DD 08/01/13	1,555,000	1,559,450	1,566,709
DAIMLER FINANCE NORTH AME 144A	1.125% 03/10/2017 DD 03/10/14	950,000	949,468	949,791
DIAGEO CAPITAL PLC	1.500% 05/11/2017 DD 05/11/12	420,000	421,480	420,617
DIAGEO INVESTMENT CORP	2.875% 05/11/2022 DD 05/11/12	1,025,000	1,021,290	1,031,150
DOMINION RESOURCES INC/VA	2.500% 12/01/2019 DD 11/25/14	840,000	838,740	848,980
DTE ENERGY CO	3.850% 12/01/2023 DD 11/25/13	955,000	952,947	988,062
DTE ENERGY CO	1.500% 10/01/2019 DD 10/05/16	705,000	704,119	693,283
DUKE ENERGY PROGRESS LLC	3.000% 09/15/2021 DD 09/15/11	325,000	324,441	333,349
EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	985,000	982,941	990,762
EMD FINANCE LLC 144A	1.700% 03/19/2018 DD 03/19/15	1,070,000	1,070,372	1,066,362
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	795,000	794,960	790,302
EXELON CORP	3.950% 06/15/2025 DD 12/15/15	1,770,000	1,788,442	1,819,631

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2016

EXELON GENERATION CO LLC	2.950% 01/15/2020 DD 01/13/15	570,000	569,892	576,777
FINANCING CORP STRIP	10.700% 10/06/2017 DD 10/08/87	175,000	245,978	187,873
FINANCING CORP STRIP	0.000% 05/02/2017 DD 11/02/91	965,000	662,077	962,221
FINANCING CORP STRIP	0.000% 11/30/2017 DD 11/30/87	1,740,000	1,182,382	1,725,715
FORD CREDIT AUTO OWNE 1 A 144A	2.120% 07/15/2026 DD 01/21/15	2,340,000	2,339,166	2,344,610
FORD CREDIT FLOORPLAN MAS 4 A1	1.400% 08/15/2019 DD 08/26/14	1,400,000	1,399,599	1,400,966
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	1,415,000	1,415,000	1,412,906
FORD MOTOR CREDIT CO LLC	3.219% 01/09/2022 DD 01/09/15	1,050,000	1,044,895	1,038,240
GE CAPITAL INTERNATIONAL FUNDI	4.418% 11/15/2035 DD 05/15/16	400,000	423,172	419,164
GENERAL ELECTRIC CO	5.875% 01/14/2038 DD 01/14/08	45,000	56,772	56,634
GENERAL ELECTRIC CO	4.650% 10/17/2021 DD 10/17/11	490,000	556,175	537,501
GILEAD SCIENCES INC	3.700% 04/01/2024 DD 03/07/14	380,000	379,388	390,043
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	465,000	464,344	474,639
GILEAD SCIENCES INC	1.850% 09/04/2018 DD 09/14/15	250,000	252,820	250,945
GILEAD SCIENCES INC	2.500% 09/01/2023 DD 09/20/16	230,000	229,186	221,794
GOLDMAN SACHS GROUP INC/THE	7.500% 02/15/2019 DD 02/05/09	480,000	563,731	532,118
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	1,315,000	1,438,644	1,383,275
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	1,650,000	1,646,344	1,808,384
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	385,000	409,193	399,407
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	505,000	503,833	506,485
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	640,000	635,661	621,798
GOLDMAN SACHS GROUP INC/THE	2.300% 12/13/2019 DD 12/13/16	595,000	594,554	594,328
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	360,000	368,416	364,972
GUARDIAN LIFE GLOBAL FUND 144A	1.950% 10/27/2021 DD 10/27/16	1,100,000	1,099,274	1,068,936
HONDA AUTO RECEIVABLES 20 1 A2	1.010% 06/18/2018 DD 02/25/16	78,758	78,764	78,732
HONDA AUTO RECEIVABLES 20 2 A2	1.130% 09/17/2018 DD 05/31/16	930,000	929,969	930,177
HONDA AUTO RECEIVABLES 20 4 A3	0.990% 09/17/2018 DD 11/26/14	1,242,040	1,242,478	1,241,084
HSBC FINANCE CORP	6.676% 01/15/2021 DD 07/15/11	1,231,000	1,262,698	1,383,693
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	1,065,000	1,069,552	1,104,267
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	1,320,000	1,319,512	1,327,656
HUMANA INC	2.625% 10/01/2019 DD 09/19/14	560,000	559,972	564,491
ILLINOIS TOOL WORKS INC	2.650% 11/15/2026 DD 11/07/16	675,000	672,874	645,246
INGERSOLL-RAND LUXEMBOURG FINA	2.625% 05/01/2020 DD 10/28/14	680,000	679,551	681,510
INTERNATIONAL BUSINESS MACHINE	5.700% 09/14/2017 DD 09/14/07	600,000	627,598	617,982
INTERNATIONAL PAPER CO	5.000% 09/15/2035 DD 05/26/15	405,000	402,120	427,911
JOHN DEERE CAPITAL CORP	1.600% 07/13/2018 DD 07/14/15	370,000	372,305	369,878
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	1,800,000	1,760,094	1,877,634
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	1,590,000	1,594,913	1,688,914
JPMORGAN CHASE & CO	2.250% 01/23/2020 DD 01/23/15	1,810,000	1,830,207	1,805,747
JPMORGAN CHASE & CO	2.700% 05/18/2023 DD 05/18/16	2,490,000	2,464,707	2,436,191
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	440,000	437,774	446,706

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2016

KINDER MORGAN INC/DE	4.300% 06/01/2025 DD 11/26/14	1,655,000	1,663,498	1,703,938
KINDER MORGAN INC/DE	5.300% 12/01/2034 DD 11/26/14	180,000	151,331	182,673
KRAFT HEINZ FOODS CO	3.500% 06/06/2022 DD 12/06/12	355,000	351,805	361,024
KRAFT HEINZ FOODS CO	4.375% 06/01/2046 DD 05/24/16	775,000	772,551	729,260
KRAFT HEINZ FOODS CO	3.500% 07/15/2022 DD 07/15/16	575,000	573,643	583,688
LOCKHEED MARTIN CORP	3.350% 09/15/2021 DD 09/09/11	1,280,000	1,276,544	1,321,830
LOCKHEED MARTIN CORP	1.850% 11/23/2018 DD 11/23/15	270,000	273,271	271,075
MASSMUTUAL GLOBAL FUNDING 144A	2.000% 04/05/2017 DD 04/05/12	712,000	715,430	713,759
MEDTRONIC INC	3.150% 03/15/2022 DD 03/15/15	200,000	199,582	204,844
MERCK & CO INC	2.350% 02/10/2022 DD 02/10/15	750,000	768,795	744,743
METLIFE INC	VAR RT 12/15/2017 DD 09/15/14	245,000	245,748	245,632
METROPOLITAN LIFE GLOBAL 144A	1.750% 12/19/2018 DD 12/19/16	1,360,000	1,358,803	1,360,462
MICROSOFT CORP	3.500% 02/12/2035 DD 02/12/15	915,000	907,747	880,761
MICROSOFT CORP	4.200% 11/03/2035 DD 11/03/15	240,000	239,323	252,554
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	860,000	857,429	821,988
MIDAMERICAN ENERGY CO	3.500% 10/15/2024 DD 04/03/14	675,000	671,699	697,714
MONDELEZ INTERNATIONAL HO 144A	1.625% 10/28/2019 DD 10/28/16	2,295,000	2,290,043	2,249,766
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	374,132
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	780,000	773,167	799,945
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	2,210,000	2,221,468	2,185,977
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	545,000	542,215	538,438
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	255,000	292,464	284,141
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	140,000	139,048	133,753
MORGAN STANLEY	1.875% 01/05/2018 DD 12/05/14	480,000	482,140	480,715
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	505,000	504,010	545,718
NEW YORK LIFE GLOBAL FUND 144A	2.100% 01/02/2019 DD 12/12/13	845,000	844,028	848,498
NEW YORK LIFE GLOBAL FUND 144A	1.550% 11/02/2018 DD 11/03/15	220,000	220,812	219,371
NISSAN AUTO RECEIVABLES C A2A	1.070% 05/15/2019 DD 08/10/16	345,000	344,986	344,410
NORTHROP GRUMMAN CORP	1.750% 06/01/2018 DD 05/31/13	2,095,000	2,089,218	2,100,761
ORACLE CORP	3.900% 05/15/2035 DD 05/05/15	1,505,000	1,494,841	1,484,397
PACIFIC GAS & ELECTRIC CO	5.625% 11/30/2017 DD 12/04/07	1,260,000	1,324,027	1,306,746
PNC BANK NA	4.875% 09/21/2017 DD 09/21/05	500,000	516,418	511,960
PNC BANK NA	2.250% 07/02/2019 DD 06/20/14	750,000	747,660	755,010
PNC BANK NA	2.400% 10/18/2019 DD 09/18/14	1,220,000	1,219,109	1,231,236
PROVINCE OF ONTARIO CANADA	1.250% 06/17/2019 DD 06/17/16	1,330,000	1,326,875	1,313,668
RAYTHEON CO	6.400% 12/15/2018 DD 06/15/99	570,000	639,812	622,879
RSB BONDCO LLC A A3	5.820% 06/28/2019 DD 06/29/07	247,547	284,872	250,460
SCHLUMBERGER HLDGS CORP 144A	2.350% 12/21/2018 DD 12/21/15	1,765,000	1,764,788	1,779,561
SEMPRA ENERGY	2.400% 03/15/2020 DD 03/13/15	760,000	759,362	758,875
SEMPRA ENERGY	1.625% 10/07/2019 DD 10/07/16	420,000	419,572	414,586
SHELL INTERNATIONAL FINANCE BV	4.125% 05/11/2035 DD 05/11/15	2,260,000	2,268,197	2,307,596

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2016

SIEMENS FINANCIERINGSMAAT 144A	2.900% 05/27/2022 DD 05/27/15	1,045,000	1,045,000	1,052,848
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,475,000	1,473,746	1,455,958
SOUTHWESTERN ELECTRIC POWER CO	5.875% 03/01/2018 DD 12/04/07	665,000	662,579	696,308
SPECTRA ENERGY CAPITAL LLC	8.000% 10/01/2019 DD 09/28/99	697,000	807,882	792,768
STATE STREET CORP	3.700% 11/20/2023 DD 11/19/13	1,410,000	1,406,616	1,467,909
STATE STREET CORP	1.950% 05/19/2021 DD 05/19/16	445,000	444,769	436,064
STATOIL ASA	3.700% 03/01/2024 DD 11/08/13	530,000	554,608	554,746
TEVA PHARMACEUTICAL FINANCE NE	2.800% 07/21/2023 DD 07/21/16	1,345,000	1,339,790	1,273,164
THERMO FISHER SCIENTIFIC INC	3.300% 02/15/2022 DD 11/14/14	340,000	339,969	345,430
TIME WARNER INC	3.550% 06/01/2024 DD 05/28/14	2,145,000	2,143,027	2,127,561
TOTAL CAPITAL INTERNATIONAL SA	2.100% 06/19/2019 DD 06/23/14	490,000	499,436	492,367
TOTAL CAPITAL INTERNATIONAL SA	2.750% 06/19/2021 DD 06/23/14	770,000	768,545	779,094
TOYOTA MOTOR CREDIT CORP	1.550% 07/13/2018 DD 07/13/15	240,000	241,272	239,940
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	865,000	861,090	912,134
TSMC GLOBAL LTD 144A	1.625% 04/03/2018 DD 04/03/13	1,240,000	1,239,169	1,235,263
U S TREASURY BD PRIN STRIP	0.000% 02/15/2045 DD 02/17/15	3,945,000	1,885,852	1,628,930
U S TREASURY BD PRIN STRIP	0.000% 08/15/2045 DD 08/17/15	4,645,000	2,106,090	1,889,818
U S TREASURY BOND	5.250% 11/15/2028 DD 11/15/98	3,420,000	4,296,909	4,353,831
U S TREASURY BOND	2.500% 02/15/2045 DD 02/15/15	8,590,000	7,857,632	7,651,457
U S TREASURY BOND	3.000% 05/15/2045 DD 05/15/15	7,660,000	7,739,760	7,556,437
U S TREASURY BOND	2.875% 08/15/2045 DD 08/15/15	2,035,000	2,079,150	1,958,301
U S TREASURY BOND	2.500% 02/15/2046 DD 02/15/16	12,500,000	12,339,416	11,107,375
U S TREASURY BOND	2.500% 05/15/2046 DD 05/15/16	3,295,000	3,284,715	2,928,168
U S TREASURY BOND	2.250% 08/15/2046 DD 08/15/16	920,000	767,141	773,554
U S TREASURY NOTE	1.625% 04/30/2019 DD 04/30/14	660,000	667,625	665,155
U S TREASURY NOTE	2.000% 02/15/2025 DD 02/15/15	2,505,000	2,590,896	2,438,066
U S TREASURY NOTE	1.375% 02/29/2020 DD 02/28/15	3,135,000	3,123,489	3,120,046
U S TREASURY NOTE	2.000% 11/30/2022 DD 11/30/15	30,955,000	31,777,688	30,745,744
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	8,680,000	8,731,164	8,645,106
U S TREASURY NOTE	1.750% 12/31/2020 DD 12/31/15	12,655,000	12,593,047	12,651,077
U S TREASURY NOTE	1.375% 01/31/2021 DD 01/31/16	19,645,000	19,432,351	19,331,073
U S TREASURY NOTE	3.500% 05/15/2020 DD 05/15/10	13,670,000	14,909,872	14,530,253
U S TREASURY NOTE	2.625% 11/15/2020 DD 11/15/10	28,465,000	30,197,799	29,421,139
U S TREASURY NOTE	2.125% 08/15/2021 DD 08/15/11	4,590,000	4,642,893	4,633,559
U S TREASURY NOTE	1.750% 05/15/2022 DD 05/15/12	3,605,000	3,687,709	3,552,043
U S TREASURY NOTE	0.625% 08/31/2017 DD 08/31/12	2,925,000	2,923,286	2,922,719
U S TREASURY NOTE	2.125% 08/31/2020 DD 08/31/13	27,320,000	28,410,040	27,761,764
U S TREASURY NOTE	1.625% 07/31/2019 DD 07/31/14	5,640,000	5,685,586	5,679,424
U S TREASURY NOTE	2.000% 07/31/2022 DD 07/31/15	3,870,000	3,868,236	3,855,797
UNITED TECHNOLOGIES CORP	1.800% 06/01/2017 DD 06/01/12	670,000	672,876	671,749
UNITED TECHNOLOGIES CORP	1.950% 11/01/2021 DD 11/01/16	1,165,000	1,162,402	1,142,003

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR PRUDENTIAL GA-62233
December 31, 2016

VERIZON COMMUNICATIONS INC	4.522% 09/15/2048 DD 03/13/15	1,645,000	1,407,773	1,577,407
VERIZON OWNER TRUST 1A A 144A	1.420% 01/20/2021 DD 07/20/16	375,000	374,937	372,390
VISA INC	2.800% 12/14/2022 DD 12/14/15	1,425,000	1,423,019	1,432,980
WALGREENS BOOTS ALLIANCE INC	4.500% 11/18/2034 DD 11/18/14	145,000	134,182	145,906
WALGREENS BOOTS ALLIANCE INC	3.300% 11/18/2021 DD 11/18/14	535,000	533,539	545,042
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	615,000	612,891	586,851
WELLS FARGO & CO	2.100% 07/26/2021 DD 07/25/16	3,605,000	3,583,367	3,507,881
WELLS FARGO & CO	2.125% 04/22/2019 DD 04/22/14	1,285,000	1,282,276	1,289,163
WELLS FARGO BANK NA	2.150% 12/06/2019 DD 12/08/16	1,195,000	1,193,351	1,194,259
US 10 YR TREAS NTS FUTURE(CBT)	EXP MAR 17	252	(224,114)	(224,114)
US 10YR ULTRA FUTURE (CBT)	EXP MAR 17	(17)	(7,015)	(7,015)
US 2YR TREAS NTS FUT (CBT)	EXP MAR 17	(18)	687	687
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 17	(6)	445	445
US TREAS BD FUTURE (CBT)	EXP MAR 17	(362)	366,242	366,242
US ULTRA BOND (CBT)	EXP MAR 17	15	(22,367)	(22,367)
U S TREASURY BOND	2.500% 02/15/2046 DD 02/15/16	950,000	(848,365)	(848,365)
U S TREASURY NOTE	0.625% 08/31/2017 DD 08/31/12	2,925,000	(2,929,599)	(2,929,599)
INTEREST BEARING CASH	TEMPORARY INVESTMENST		25,172,750	25,172,750
TOTAL UNDERLYING ASSETS			$406,110,549	401,793,091
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(14,257,991)
CONTRACT VALUE				$387,535,100

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	21ST CENTURY FOX AMERICA 144A	3.375% 11/15/2026 DD 11/18/16	470,000	469,398	460,731
	3M CO	1.625% 09/19/2021 DD 09/19/16	275,000	274,854	267,989
	ABBVIE INC	1.800% 05/14/2018 DD 05/14/15	150,000	150,115	150,112
	ACTAVIS FUNDING SCS	3.000% 03/12/2020 DD 03/12/15	465,000	470,234	471,444
	ACTAVIS FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	195,000	195,660	197,926
	AETNA INC	2.800% 06/15/2023 DD 06/09/16	205,000	204,701	201,926
	ALLY MASTER OWNER TRUST 5 A2	1.600% 10/15/2019 DD 11/12/14	385,000	384,993	385,592
	ALTRIA GROUP INC	9.250% 08/06/2019 DD 02/06/09	98,000	121,850	115,636
	ALTRIA GROUP INC	2.850% 08/09/2022 DD 08/09/12	210,000	209,563	210,257
	ALTRIA GROUP INC	2.625% 09/16/2026 DD 09/16/16	140,000	140,293	132,576
	AMERICAN EXPRESS CO	6.150% 08/28/2017 DD 08/28/07	300,000	339,462	308,951
	AMERICAN HONDA FINANCE CORP	1.700% 09/09/2021 DD 09/09/16	565,000	563,870	545,258
	AMERICAN TOWER CORP	4.500% 01/15/2018 DD 12/07/10	590,000	633,648	605,569
	ANADARKO PETROLEUM CORP	6.950% 06/15/2019 DD 06/12/09	25,000	25,219	27,735
	ANADARKO PETROLEUM CORP	3.450% 07/15/2024 DD 07/07/14	100,000	97,452	98,164
	ANADARKO PETROLEUM CORP	4.850% 03/15/2021 DD 03/17/16	265,000	275,163	284,143
	ANHEUSER-BUSCH INBEV FINANCE I	2.150% 02/01/2019 DD 01/27/14	250,000	249,720	251,547
	ANHEUSER-BUSCH INBEV FINANCE I	1.900% 02/01/2019 DD 01/25/16	765,000	765,920	766,102
	ANHEUSER-BUSCH INBEV FINANCE I	2.650% 02/01/2021 DD 01/25/16	340,000	338,936	341,955
	ANHEUSER-BUSCH INBEV FINANCE I	3.300% 02/01/2023 DD 01/25/16	290,000	293,862	295,142
	ANHEUSER-BUSCH INBEV FINANCE I	3.650% 02/01/2026 DD 01/25/16	580,000	583,190	588,810
	ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	155,000	156,273	155,079
	ANTHEM INC	2.300% 07/15/2018 DD 08/06/13	135,000	134,432	135,883
	APACHE CORP	3.625% 02/01/2021 DD 12/03/10	90,000	91,630	93,330
	APPLE INC	2.500% 02/09/2025 DD 02/09/15	75,000	74,894	72,068
	APPLE INC	2.850% 02/23/2023 DD 02/23/16	250,000	250,445	251,558
	APPLE INC	2.450% 08/04/2026 DD 08/04/16	75,000	74,795	70,391
	APPLE INC	1.100% 08/02/2019 DD 08/04/16	75,000	74,925	73,880
	ASTRAZENECA PLC	2.375% 11/16/2020 DD 11/16/15	95,000	94,605	94,677
	AT&T INC	3.000% 06/30/2022 DD 05/04/15	255,000	255,101	250,311
	AT&T INC	4.125% 02/17/2026 DD 02/09/16	175,000	189,660	177,200
	AT&T INC	3.800% 03/15/2022 DD 03/15/16	340,000	360,322	348,548
	AUTOZONE INC	2.500% 04/15/2021 DD 04/29/15	485,000	484,816	479,549
	BA CREDIT CARD TRUST A1 A	VAR RT 06/15/2021 DD 02/13/14	495,000	495,000	496,242
	BAE SYSTEMS HOLDINGS INC 144A	3.800% 10/07/2024 DD 10/07/14	250,000	249,258	256,178
	BAE SYSTEMS HOLDINGS INC 144A	2.850% 12/15/2020 DD 12/10/15	35,000	34,877	35,051
	BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	135,000	129,533	139,840
	BANK OF AMERICA CORP	2.600% 01/15/2019 DD 10/22/13	62,000	61,989	62,530

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

BANK OF AMERICA CORP	3.950% 04/21/2025 DD 04/21/15	75,000	74,779	74,662
BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	300,000	318,840	309,162
BANK OF AMERICA CORP	2.625% 04/19/2021 DD 04/19/16	835,000	842,394	829,272
BANK OF AMERICA CORP	2.151% 11/09/2020 DD 11/09/16	110,000	110,000	108,570
BANK OF AMERICA CORP	6.875% 04/25/2018 DD 04/25/08	825,000	915,170	876,901
BANK OF AMERICA CORP	5.700% 05/02/2017 DD 05/02/07	145,000	160,498	146,976
BANK OF NEW YORK MELLON CORP/T	VAR RT 10/30/2023 DD 10/31/16	490,000	490,000	497,585
BANK OF NEW YORK MELLON CORP/T	2.600% 08/17/2020 DD 08/17/15	300,000	299,859	302,184
BANK OF NEW YORK MELLON CORP/T	2.450% 11/27/2020 DD 11/27/15	505,000	511,929	505,182
BANK OF NOVA SCOTIA/THE	4.500% 12/16/2025 DD 12/16/15	385,000	384,969	395,507
BARCLAYS BANK PLC 144A	6.050% 12/04/2017 DD 12/04/07	510,000	569,179	526,876
BAT INTERNATIONAL FINANCE 144A	2.750% 06/15/2020 DD 06/15/15	140,000	139,779	140,749
BEAR STEARNS COMMERCIA PW16 A4	VAR RT 06/11/2040 DD 06/01/07	91,109	103,748	91,202
BEAR STEARNS COS LLC/THE	6.400% 10/02/2017 DD 10/02/07	150,000	149,562	155,393
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	115,000	143,107	121,698
BERKSHIRE HATHAWAY ENERGY CO	2.400% 02/01/2020 DD 12/04/14	440,000	444,121	441,197
BMW US CAPITAL LLC 144A	1.450% 09/13/2019 DD 09/15/16	280,000	279,650	276,710
BP CAPITAL MARKETS PLC	2.750% 05/10/2023 DD 05/10/13	190,000	188,300	186,533
BP CAPITAL MARKETS PLC	2.521% 01/15/2020 DD 11/04/14	95,000	95,000	95,552
BP CAPITAL MARKETS PLC	3.062% 03/17/2022 DD 03/17/15	75,000	75,000	75,863
BP CAPITAL MARKETS PLC	2.112% 09/16/2021 DD 09/16/16	275,000	275,555	269,816
BP CAPITAL MARKETS PLC	3.216% 11/28/2023 DD 11/28/16	65,000	65,000	65,649
BPCE SA 144A	5.700% 10/22/2023 DD 10/22/13	200,000	220,080	210,256
CAPITAL AUTO RECEIVABLES 1 A3	1.320% 06/20/2018 DD 01/22/14	26,859	26,854	26,861
CAPITAL ONE FINANCIAL CORP	4.200% 10/29/2025 DD 10/29/15	200,000	209,624	200,666
CAPITAL ONE NA/MCLEAN VA	1.650% 02/05/2018 DD 02/05/15	425,000	424,915	424,176
CARDINAL HEALTH INC	2.400% 11/15/2019 DD 11/19/14	300,000	301,610	302,187
CARDINAL HEALTH INC	1.950% 06/15/2018 DD 06/23/15	50,000	49,961	50,109
CARMAX AUTO OWNER TRUST 2 3 A4	1.490% 01/15/2019 DD 08/08/13	260,763	260,750	261,076
CBS CORP	4.000% 01/15/2026 DD 07/10/15	165,000	176,925	167,812
CD 2007-CD5 MORTGAGE TR CD5 A4	VAR RT 11/15/2044 DD 11/01/07	309,617	340,203	314,673
CHARTER COMMUNICATIONS OPERATI	3.579% 07/23/2020 DD 07/23/16	70,000	69,952	71,417
CHARTER COMMUNICATIONS OPERATI	4.908% 07/23/2025 DD 07/23/16	145,000	154,155	152,820
CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	545,000	546,733	569,541
CHEVRON CORP	2.100% 05/16/2021 DD 05/16/16	320,000	322,243	317,258
CHEVRON CORP	1.561% 05/16/2019 DD 05/16/16	445,000	445,000	443,171
CISCO SYSTEMS INC	2.200% 02/28/2021 DD 02/29/16	335,000	334,357	334,280
CISCO SYSTEMS INC	1.400% 09/20/2019 DD 09/20/16	185,000	184,795	182,984
CITIGROUP COMMERCIAL M GC35 A4	3.818% 11/10/2048 DD 12/01/15	300,000	308,991	313,695
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	275,315

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

CITIGROUP COMMERCIAL MOR P4 A4	2.902% 07/10/2049 DD 07/01/16	175,000	180,248	169,323
CITIGROUP INC	5.500% 09/13/2025 DD 09/13/13	135,000	149,764	148,366
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	157,457
CITIGROUP INC	3.700% 01/12/2026 DD 01/12/16	135,000	134,820	134,305
CITIGROUP INC	4.600% 03/09/2026 DD 03/09/16	215,000	214,574	222,220
CITIGROUP INC	2.700% 03/30/2021 DD 03/30/16	635,000	637,737	633,546
CITIGROUP INC	2.900% 12/08/2021 DD 12/08/16	95,000	94,838	94,744
CITIZENS BANK NA/PROVIDENCE RI	2.300% 12/03/2018 DD 12/03/15	400,000	399,480	402,048
COBALT CMBS COMMERCIAL M C2 A3	VAR RT 04/15/2047 DD 04/01/07	83,043	90,971	83,259
COCA-COLA EUROPEAN PARTNERS US	3.500% 09/15/2020 DD 09/14/10	450,000	465,605	463,919
COMCAST CORP	3.125% 07/15/2022 DD 07/02/12	295,000	309,972	301,168
COMCAST CORP	2.750% 03/01/2023 DD 02/23/16	370,000	370,142	367,355
COMCAST CORP	1.625% 01/15/2022 DD 07/19/16	130,000	129,871	124,608
COMM 2014-CCRE21 MORTG CR21 A3	3.528% 12/10/2047 DD 12/01/14	445,267	457,994	458,055
COMM 2014-UBS4 MORTGAG UBS4 A5	3.694% 08/10/2047 DD 07/01/14	449,000	466,358	464,621
COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	466,268
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	322,243
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2047 DD 01/01/17	2,200,000	2,253,281	2,252,668
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2047 DD 01/01/17	2,000,000	2,153,281	2,146,740
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	2,800,000	2,789,500	2,804,424
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	5,600,000	5,557,344	5,563,096
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2047 DD 01/01/17	7,400,000	7,591,500	7,584,408
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2047 DD 01/01/17	4,400,000	4,415,641	4,455,088
CONOCOPHILLIPS CO	4.950% 03/15/2026 DD 03/08/16	90,000	90,227	99,360
COX COMMUNICATIONS INC 144A	6.250% 06/01/2018 DD 06/05/08	70,000	82,727	73,858
COX COMMUNICATIONS INC 144A	2.950% 06/30/2023 DD 05/01/13	465,000	461,318	437,602
CREDIT SUISSE GROUP FUNDING GU	3.800% 09/15/2022 DD 09/15/15	725,000	737,013	731,431
CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	382,085
CSAIL 2015-C3 COMMERCIAL C3 A4	3.718% 08/15/2048 DD 08/01/15	531,000	549,544	553,801
CSAIL 2015-C4 COMMERCIAL C4 A4	3.808% 11/15/2048 DD 11/01/15	286,000	294,578	297,809
CVS HEALTH CORP	2.750% 12/01/2022 DD 11/29/12	30,000	29,958	29,554
CVS HEALTH CORP	2.800% 07/20/2020 DD 07/20/15	285,000	285,012	289,164
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	175,000	174,925	179,811
CVS HEALTH CORP	3.875% 07/20/2025 DD 07/20/15	267,000	276,004	275,437
DAIMLER FINANCE NORTH AME 144A	1.650% 03/02/2018 DD 03/02/15	225,000	224,811	224,708
DDR CORP	4.250% 02/01/2026 DD 10/21/15	650,000	644,111	653,634
DEVON FINANCING CO LLC	7.875% 09/30/2031 DD 10/03/01	30,000	31,958	38,065
DIAMOND 1 FINANCE CORP / 144A	3.480% 06/01/2019 DD 06/01/16	70,000	69,983	71,457
DIAMOND 1 FINANCE CORP / 144A	4.420% 06/15/2021 DD 06/01/16	55,000	54,984	56,911
DIAMOND 1 FINANCE CORP / 144A	6.020% 06/15/2026 DD 06/01/16	85,000	93,177	92,081
DOMINION RESOURCES INC/VA	1.250% 03/15/2017 DD 03/24/14	155,000	155,533	155,011
DOMINION RESOURCES INC/VA	3.900% 10/01/2025 DD 09/24/15	560,000	563,959	571,726

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

DOMINION RESOURCES INC/VA	2.000% 08/15/2021 DD 08/09/16	35,000	34,950	33,942
DTE ENERGY CO	1.500% 10/01/2019 DD 10/05/16	150,000	149,813	147,507
DUKE ENERGY CAROLINAS LLC	2.500% 03/15/2023 DD 03/11/16	295,000	294,885	292,377
DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	206,246
DUKE ENERGY CORP	1.800% 09/01/2021 DD 08/12/16	505,000	502,813	486,467
DUKE ENERGY CORP	2.650% 09/01/2026 DD 08/12/16	25,000	24,923	23,333
DUKE ENERGY PROGRESS LLC	3.250% 08/15/2025 DD 08/13/15	265,000	264,192	269,092
EMD FINANCE LLC 144A	2.950% 03/19/2022 DD 03/19/15	240,000	245,072	238,982
EMD FINANCE LLC 144A	3.250% 03/19/2025 DD 03/19/15	485,000	476,084	474,117
ENERGY TRANSFER PARTNERS LP	3.600% 02/01/2023 DD 01/22/13	95,000	93,543	93,433
ENERGY TRANSFER PARTNERS LP	4.150% 10/01/2020 DD 09/19/13	100,000	99,829	103,554
ENERGY TRANSFER PARTNERS LP	5.950% 10/01/2043 DD 09/19/13	265,000	258,765	273,117
EXELON CORP	1.550% 06/09/2017 DD 06/11/15	135,000	134,908	134,754
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	30,000	29,993	29,639
EXPRESS SCRIPTS HOLDING CO	3.000% 07/15/2023 DD 07/05/16	155,000	155,356	150,042
EXXON MOBIL CORP	2.222% 03/01/2021 DD 03/03/16	410,000	410,000	410,939
FEDEX CORP	3.250% 04/01/2026 DD 03/24/16	55,000	54,888	54,623
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	96,827	92,992	105,969
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	35,571	34,162	39,180
FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	19,295	18,531	21,108
FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	391	376	426
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	125,021	119,903	136,372
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	257,393	254,175	280,085
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	2,569,805	2,654,328	2,713,046
FHLMC POOL #B1-1979	5.500% 01/01/2019 DD 01/01/04	5,058	5,064	5,182
FHLMC POOL #B1-5149	5.500% 06/01/2019 DD 06/01/04	1,541	1,596	1,544
FHLMC POOL #B1-5992	5.500% 08/01/2019 DD 08/01/04	13,680	14,163	14,127
FHLMC POOL #B1-6466	5.500% 09/01/2019 DD 09/01/04	48,091	48,144	50,126
FHLMC POOL #E0-1216	5.500% 10/01/2017 DD 10/01/02	4,211	4,360	4,264
FHLMC POOL #E0-1648	5.500% 05/01/2019 DD 05/01/04	1,747	1,809	1,808
FHLMC POOL #E9-2026	5.500% 10/01/2017 DD 10/01/02	13,194	13,660	13,338
FHLMC POOL #E9-9911	5.500% 10/01/2018 DD 09/01/03	10,151	10,509	10,371
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	46,408	43,591	50,656
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	164,741	165,874	183,762
FHLMC POOL #G0-8563	4.000% 01/01/2044 DD 12/01/13	732,003	754,534	768,910
FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	8,400,000	8,631,000	8,349,684
FHLMC POOL #G1-2165	6.500% 01/01/2019 DD 05/01/06	41	42	42
FHLMC POOL #Q2-8457	3.500% 09/01/2044 DD 09/01/14	2,802,579	2,874,614	2,873,737
FHLMC MULTICLASS MTG K003 A5	5.085% 03/25/2019 DD 06/01/09	175,000	176,749	185,719
FIDELITY NATIONAL INFORMATION	2.250% 08/15/2021 DD 08/16/16	175,000	174,976	170,630
FIFTH THIRD AUTO TRUST 20 3 A4	1.470% 05/17/2021 DD 10/29/14	480,000	479,854	480,461
FIFTH THIRD AUTO TRUST 20 A A4	0.830% 04/15/2019 DD 03/28/13	248,408	248,394	248,251

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

FIFTH THIRD BANK/CINCINNATI OH	2.875% 10/01/2021 DD 09/05/14	300,000	298,455	303,570
FNMA POOL #0252441	6.000% 05/01/2019 DD 04/01/99	2,621	2,855	2,965
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	92,810	90,994	103,651
FNMA POOL #0693008	5.000% 05/01/2018 DD 05/01/03	518	520	531
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	143,202	163,143	160,612
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	233,343	265,735	261,727
FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	60,323	57,299	66,204
FNMA POOL #0726028	5.000% 08/01/2018 DD 07/01/03	3,216	3,227	3,291
FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	31,335	31,541	34,866
FNMA POOL #0733371	5.000% 08/01/2018 DD 07/01/03	12,953	13,075	13,256
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	33,749	33,970	37,842
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	59,370	59,760	66,584
FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	543,906	609,058	595,882
FNMA POOL #0738499	5.500% 09/01/2033 DD 09/01/03	12,357	12,438	13,729
FNMA POOL #0738632	5.000% 11/01/2018 DD 11/01/03	13,664	13,792	14,035
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	19,074	19,252	19,587
FNMA POOL #0743186	5.000% 10/01/2018 DD 09/01/03	40,088	40,464	41,026
FNMA POOL #0743859	5.000% 11/01/2018 DD 10/01/03	51,210	51,690	52,408
FNMA POOL #0743887	5.000% 11/01/2018 DD 10/01/03	10,439	10,536	10,683
FNMA POOL #0747866	5.000% 11/01/2018 DD 11/01/03	24,428	24,657	25,085
FNMA POOL #0757861	5.000% 10/01/2018 DD 11/01/03	24,888	25,122	25,471
FNMA POOL #0778421	5.000% 08/01/2035 DD 07/01/05	4,263	4,193	4,641
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	21,516	21,163	23,489
FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	28,489	28,022	31,496
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	2,799	2,753	3,061
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	35,292	34,713	38,537
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	4,445	4,220	4,854
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	39,005	38,365	42,555
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	46,776	46,008	51,093
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	65,627	64,550	71,649
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	62,022	61,005	67,527
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	73,705	71,275	80,535
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	23,490	22,313	25,684
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	24,423	23,199	26,676
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	13,931	13,232	15,172
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	61,792	58,695	67,431
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	19,171	18,198	20,923
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	3,162	3,100	3,525
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	452,981	451,919	508,109
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	152,882	147,830	166,912
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	119,530	136,142	134,076
FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	35,640	34,977	39,924

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	7,616	7,234	8,318
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	8,569	8,409	9,538
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	198,104	193,445	215,687
FNMA POOL #0AL5249	4.500% 01/01/2043 DD 04/01/14	1,272,870	1,376,888	1,374,242
FNMA POOL #0AL7366	4.500% 08/01/2042 DD 09/01/15	1,508,430	1,632,876	1,629,557
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	1,158,747	1,169,610	1,158,411
FNMA POOL #0AU1358	3.000% 07/01/2028 DD 07/01/13	707,503	733,924	727,518
FNMA POOL #0AU8871	3.000% 12/01/2028 DD 11/01/13	1,213,106	1,244,381	1,247,121
FNMA POOL #0BC1187	2.500% 06/01/2031 DD 06/01/16	1,603,854	1,653,035	1,607,800
FORD MOTOR CO	4.346% 12/08/2026 DD 12/08/16	85,000	85,000	85,893
FORD MOTOR CREDIT CO LLC	6.625% 08/15/2017 DD 08/04/10	150,000	177,495	154,565
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	225,000	262,510	248,483
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	310,000	310,000	309,541
FORD MOTOR CREDIT CO LLC	2.551% 10/05/2018 DD 10/08/15	200,000	200,118	201,124
FORTIS INC/CANADA 144A	2.100% 10/04/2021 DD 10/04/16	75,000	74,809	72,489
FORTIS INC/CANADA 144A	3.055% 10/04/2026 DD 10/04/16	200,000	198,266	187,056
FORTIVE CORP 144A	2.350% 06/15/2021 DD 06/20/16	360,000	362,588	355,187
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	600,000	588,858	595,194
GENERAL MOTORS FINANCIAL CO IN	3.100% 01/15/2019 DD 10/13/15	40,000	39,982	40,424
GENERAL MOTORS FINANCIAL CO IN	5.250% 03/01/2026 DD 03/01/16	370,000	385,363	388,681
GEORGIA POWER CO	2.400% 04/01/2021 DD 03/08/16	200,000	199,590	198,720
GILEAD SCIENCES INC	2.500% 09/01/2023 DD 09/20/16	70,000	69,752	67,502
GNMA POOL #0249532	8.500% 04/15/2018 DD 05/01/88	1,642	1,773	1,648
GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	4,347	4,530	4,928
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	737	768	835
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	1,551	1,616	1,759
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	1,114	1,161	1,289
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	10,981	11,478	12,448
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	710	732	817
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	11,233	11,742	12,741
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	195,267	210,881	207,882
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	966,161	1,043,416	1,027,899
GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	77,633	83,916	82,413
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	187,160	202,308	199,406
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	188,569	195,095	218,411
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	58,056	60,578	68,482
GNMA II POOL #0MA3597	3.500% 04/20/2046 DD 04/01/16	2,141,331	2,267,469	2,228,355
GOLDMAN SACHS GROUP INC/THE	VAR RT 11/29/2023 DD 11/29/13	300,000	304,878	309,303
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	210,000	245,547	220,903
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	285,000	303,235	320,403
GOLDMAN SACHS GROUP INC/THE	2.375% 01/22/2018 DD 01/22/13	165,000	164,931	165,982
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	260,000	259,215	269,729

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

GOLDMAN SACHS GROUP INC/THE	2.750% 09/15/2020 DD 09/15/15	15,000	14,969	15,065
GOLDMAN SACHS GROUP INC/THE	2.000% 04/25/2019 DD 04/25/16	45,000	44,875	44,821
GOLDMAN SACHS GROUP INC/THE	2.875% 02/25/2021 DD 02/25/16	130,000	129,784	130,601
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	305,000	318,554	305,897
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	115,000	114,882	111,729
GOLDMAN SACHS GROUP INC/THE	2.900% 07/19/2018 DD 07/19/13	415,000	427,828	420,731
GOLDMAN SACHS GROUP INC/THE	2.600% 04/23/2020 DD 01/23/15	105,000	104,803	105,110
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	25,000	24,920	25,065
GOLDMAN SACHS GROUP INC/THE	5.150% 05/22/2045 DD 05/22/15	140,000	139,090	147,232
GS MORTGAGE SECURITIES GC20 A5	3.998% 04/10/2047 DD 04/01/14	375,000	397,676	398,213
GS MORTGAGE SECURITIES GS1 A3	3.734% 11/10/2048 DD 11/01/15	286,000	294,560	298,773
HCP INC	3.150% 08/01/2022 DD 07/23/12	100,000	99,748	98,740
HESS CORP	4.300% 04/01/2027 DD 09/28/16	330,000	329,374	328,489
HEWLETT PACKARD ENTERPRISE CO	VAR RT 10/05/2018 DD 10/05/16	175,000	174,776	176,692
HOME DEPOT INC/THE	2.125% 09/15/2026 DD 09/15/16	155,000	153,301	142,974
HSBC HOLDINGS PLC	4.250% 08/18/2025 DD 08/18/15	425,000	428,103	428,889
HSBC HOLDINGS PLC	3.400% 03/08/2021 DD 03/08/16	240,000	239,453	244,051
HSBC HOLDINGS PLC	2.950% 05/25/2021 DD 05/25/16	400,000	403,752	399,848
HSBC USA INC	2.750% 08/07/2020 DD 08/07/15	325,000	324,714	325,647
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	425,000	435,905	436,292
ING BANK NV 144A	1.800% 03/16/2018 DD 03/16/15	295,000	294,546	294,622
INTEL CORP	3.100% 07/29/2022 DD 07/29/15	55,000	58,720	56,558
INTEL CORP	1.700% 05/19/2021 DD 05/19/16	275,000	274,516	268,565
INTERCONTINENTAL EXCHANGE INC	2.750% 12/01/2020 DD 11/24/15	100,000	99,888	100,427
JM SMUCKER CO/THE	1.750% 03/15/2018 DD 09/15/15	360,000	361,711	360,468
JPMBB COMMERCIAL MORTGA C22 A4	3.801% 09/15/2047 DD 08/01/14	285,000	295,584	297,378
JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	330,234
JPMBB COMMERCIAL MORTGA C33 A4	3.770% 12/15/2048 DD 11/01/15	352,000	363,036	365,763
JPMORGAN CHASE & CO	2.295% 08/15/2021 DD 08/08/16	695,000	697,373	682,122
JPMORGAN CHASE & CO	6.125% 06/27/2017 DD 06/27/07	230,000	238,116	235,037
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	250,000	248,800	267,450
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	105,000	112,184	113,235
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	375,000	372,885	379,174
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	80,000	79,940	79,749
JPMORGAN CHASE & CO	1.850% 03/22/2019 DD 03/23/16	330,000	329,789	328,957
JPMORGAN CHASE & CO	3.300% 04/01/2026 DD 03/23/16	100,000	99,881	98,255
JPMORGAN CHASE BANK NA	1.450% 09/21/2018 DD 09/23/16	250,000	249,883	248,905
KEYBANK NA/CLEVELAND OH	1.700% 06/01/2018 DD 06/01/15	275,000	274,703	274,846
KEYCORP	2.900% 09/15/2020 DD 09/15/15	485,000	491,137	490,747
KIMCO REALTY CORP	6.875% 10/01/2019 DD 09/24/09	160,000	159,744	179,234
KIMCO REALTY CORP	4.300% 02/01/2018 DD 09/03/10	75,000	74,739	76,515
KINDER MORGAN ENERGY PARTNERS	6.500% 04/01/2020 DD 03/30/10	130,000	144,394	143,894

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

KINDER MORGAN ENERGY PARTNERS	6.850% 02/15/2020 DD 05/14/09	40,000	41,987	44,591
KINDER MORGAN ENERGY PARTNERS	5.300% 09/15/2020 DD 05/19/10	55,000	53,213	59,077
KINDER MORGAN INC/DE	2.000% 12/01/2017 DD 11/26/14	130,000	128,746	130,198
KINDER MORGAN INC/DE	3.050% 12/01/2019 DD 11/26/14	80,000	80,380	81,149
KRAFT HEINZ FOODS CO	3.000% 06/01/2026 DD 05/24/16	320,000	318,598	300,429
KRAFT HEINZ FOODS CO	2.000% 07/02/2018 DD 07/02/16	310,000	311,294	310,071
KROGER CO/THE	2.950% 11/01/2021 DD 10/28/14	170,000	168,257	171,056
LABORATORY CORP OF AMERICA HOL	2.625% 02/01/2020 DD 01/30/15	140,000	139,843	139,863
LAM RESEARCH CORP	2.800% 06/15/2021 DD 06/07/16	120,000	119,899	119,353
LB-UBS COMMERCIAL MORTGA C1 A2	VAR RT 04/15/2041 DD 04/11/08	257,261	284,724	266,708
LOCKHEED MARTIN CORP	2.500% 11/23/2020 DD 11/23/15	80,000	79,713	80,676
LOWE'S COS INC	2.500% 04/15/2026 DD 04/20/16	285,000	283,700	270,653
MAGELLAN MIDSTREAM PARTNERS LP	5.000% 03/01/2026 DD 02/29/16	45,000	44,944	49,346
MARATHON OIL CORP	2.800% 11/01/2022 DD 10/29/12	210,000	193,447	200,815
MARATHON OIL CORP	2.700% 06/01/2020 DD 06/10/15	55,000	54,881	55,073
MARSH & MCLENNAN COS INC	2.300% 04/01/2017 DD 03/12/12	100,000	101,435	99,968
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	375,000	373,523	395,790
MARSH & MCLENNAN COS INC	3.500% 03/10/2025 DD 09/10/14	65,000	64,796	65,443
MERCK & CO INC	2.350% 02/10/2022 DD 02/10/15	70,000	69,906	69,509
MICROSOFT CORP	1.100% 08/08/2019 DD 08/08/16	325,000	324,665	320,629
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	245,000	244,267	234,171
MICROSOFT CORP	2.400% 08/08/2026 DD 08/08/16	305,000	303,262	288,134
MOLSON COORS BREWING CO	1.450% 07/15/2019 DD 07/07/16	110,000	109,945	108,378
MOLSON COORS BREWING CO	4.200% 07/15/2046 DD 07/07/16	25,000	24,839	23,308
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	875,000	931,108	925,339
MORGAN STANLEY	4.350% 09/08/2026 DD 09/08/14	175,000	174,692	179,331
MORGAN STANLEY	2.500% 01/24/2019 DD 01/24/14	100,000	99,632	101,051
MORGAN STANLEY	2.450% 02/01/2019 DD 01/27/16	315,000	321,294	317,164
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	245,000	244,177	242,337
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	21,435
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	810,000	805,503	773,858
MORGAN STANLEY	3.950% 04/23/2027 DD 04/23/15	90,000	89,676	89,092
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	26,482
MORGAN STANLEY BANK OF C26 A5	3.531% 10/15/2048 DD 11/01/15	441,000	479,019	451,703
MYLAN NV 144A	3.000% 12/15/2018 DD 12/09/15	205,000	207,858	206,482
MYLAN NV 144A	3.750% 12/15/2020 DD 12/09/15	95,000	94,970	95,929
MYLAN NV 144A	3.150% 06/15/2021 DD 06/09/16	235,000	234,727	230,627
NATIONAL RETAIL PROPERTIES INC	4.000% 11/15/2025 DD 10/21/15	165,000	164,602	168,209
NATIONAL RURAL UTILITIES COOPE	3.050% 02/15/2022 DD 02/02/12	225,000	224,226	229,986
NATIONAL RURAL UTILITIES COOPE	2.300% 11/01/2020 DD 10/27/15	170,000	169,657	168,983
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	20,000	20,547	21,606

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

NEW YORK LIFE GLOBAL FUND 144A	2.000% 04/13/2021 DD 04/13/16	340,000	340,853	333,809
NEXEN ENERGY ULC	6.200% 07/30/2019 DD 07/30/09	275,000	320,427	298,928
NEXTERA ENERGY CAPITAL HOLDING	1.649% 09/01/2018 DD 09/01/16	60,000	60,150	59,812
NORTHROP GRUMMAN CORP	3.200% 02/01/2027 DD 12/01/16	185,000	184,702	183,039
OBP DEPOSITOR LLC T OBP A 144A	4.646% 07/15/2045 DD 07/01/10	150,000	157,838	159,513
ORACLE CORP	1.900% 09/15/2021 DD 07/07/16	470,000	469,420	459,279
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	166,332
PENSKE TRUCK LEASING CO L 144A	2.500% 06/15/2019 DD 06/17/14	400,000	400,916	400,968
PENSKE TRUCK LEASING CO L 144A	3.375% 02/01/2022 DD 02/02/15	140,000	146,633	141,184
PEPSICO INC	1.700% 10/06/2021 DD 10/06/16	305,000	304,591	296,301
PETROLEOS MEXICANOS	4.875% 01/24/2022	225,000	230,006	225,675
PETROLEOS MEXICANOS 144A	4.625% 09/21/2023	344,000	345,999	334,643
PIONEER NATURAL RESOURCES CO	3.950% 07/15/2022 DD 06/26/12	40,000	37,504	41,501
PIONEER NATURAL RESOURCES CO	3.450% 01/15/2021 DD 12/07/15	20,000	18,845	20,438
PIONEER NATURAL RESOURCES CO	4.450% 01/15/2026 DD 12/07/15	50,000	54,109	52,978
PNC BANK NA	2.700% 11/01/2022 DD 10/22/12	350,000	321,461	344,547
PNC BANK NA	2.150% 04/29/2021 DD 04/29/16	380,000	379,768	374,980
PNC BANK NA	1.450% 07/29/2019 DD 07/29/16	250,000	249,650	246,600
REALTY INCOME CORP	6.750% 08/15/2019 DD 09/05/07	300,000	299,481	335,274
REGENCY ENERGY PARTNERS LP / R	4.500% 11/01/2023 DD 11/01/13	180,000	182,134	182,651
REGENCY ENERGY PARTNERS LP / R	5.875% 03/01/2022 DD 02/10/14	40,000	42,628	44,002
REYNOLDS AMERICAN INC	4.000% 06/12/2022 DD 06/12/15	240,000	247,779	251,021
RIO TINTO FINANCE USA PLC	2.875% 08/21/2022 DD 08/21/12	22,000	21,420	22,091
RYDER SYSTEM INC	2.450% 09/03/2019 DD 05/06/14	325,000	324,266	326,801
SANTANDER HOLDINGS USA INC	2.650% 04/17/2020 DD 04/17/15	320,000	318,723	317,162
SANTANDER HOLDINGS USA INC	2.700% 05/24/2019 DD 05/26/16	330,000	329,934	329,749
SANTANDER UK PLC	2.350% 09/10/2019 DD 09/10/14	154,000	153,379	154,097
SHELL INTERNATIONAL FINANCE BV	2.000% 11/15/2018 DD 11/15/13	100,000	100,672	100,669
SHELL INTERNATIONAL FINANCE BV	2.250% 11/10/2020 DD 11/10/15	580,000	581,066	579,194
SHELL INTERNATIONAL FINANCE BV	2.500% 09/12/2026 DD 09/12/16	225,000	222,716	211,109
SOUTHERN CALIFORNIA GAS CO	2.600% 06/15/2026 DD 06/03/16	130,000	129,748	124,805
SOUTHERN CO/THE	1.850% 07/01/2019 DD 05/24/16	215,000	215,973	214,334
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	20,000	19,973	19,660
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	15,000	14,987	14,806
ST JUDE MEDICAL LLC	2.800% 09/15/2020 DD 09/23/15	155,000	154,929	155,870
SUNCOR ENERGY INC	6.100% 06/01/2018 DD 06/06/08	370,000	405,945	391,734
SUNOCO LOGISTICS PARTNERS OPER	4.250% 04/01/2024 DD 04/03/14	135,000	138,282	136,044
SYNCHRONY FINANCIAL	1.875% 08/15/2017 DD 08/11/14	355,000	354,691	355,288
SYNCHRONY FINANCIAL	2.700% 02/03/2020 DD 02/02/15	400,000	402,315	398,816
SYNCHRONY FINANCIAL	2.600% 01/15/2019 DD 12/04/15	280,000	282,816	281,417
SYSCO CORP	2.500% 07/15/2021 DD 04/01/16	135,000	134,930	133,560
TEVA PHARMACEUTICAL FINANCE NE	1.700% 07/19/2019 DD 07/21/16	355,000	354,968	348,798

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

TEVA PHARMACEUTICAL FINANCE NE	2.200% 07/21/2021 DD 07/21/16	285,000	284,530	272,657
THERMO FISHER SCIENTIFIC INC	3.000% 04/15/2023 DD 04/13/16	150,000	149,268	147,431
THERMO FISHER SCIENTIFIC INC	2.950% 09/19/2026 DD 09/19/16	65,000	64,212	61,376
TIME WARNER CABLE LLC	5.850% 05/01/2017 DD 04/09/07	270,000	269,376	273,831
TIME WARNER CABLE LLC	6.750% 07/01/2018 DD 06/19/08	145,000	171,945	154,805
TIME WARNER CABLE LLC	8.750% 02/14/2019 DD 11/18/08	20,000	24,431	22,539
TIME WARNER INC	3.600% 07/15/2025 DD 06/04/15	255,000	258,405	253,572
TRANSCANADA PIPELINES LTD	1.625% 11/09/2017 DD 11/09/15	125,000	125,059	124,908
U S TREASURY NOTE	0.875% 11/30/2017 DD 11/30/15	6,615,000	6,620,943	6,615,529
U S TREASURY NOTE	1.250% 12/15/2018 DD 12/15/15	13,132,000	13,212,924	13,146,314
U S TREASURY NOTE	0.750% 07/15/2019 DD 07/15/16	2,460,000	2,449,397	2,424,256
U S TREASURY NOTE	1.250% 10/31/2021 DD 10/31/16	8,792,000	8,663,892	8,525,514
U S TREASURY NOTE	2.000% 11/15/2026 DD 11/15/16	2,181,000	2,095,805	2,098,449
UBS GROUP FUNDING JERSEY 144A	2.950% 09/24/2020 DD 09/24/15	205,000	204,649	205,090
UNILEVER CAPITAL CORP	1.375% 07/28/2021 DD 07/28/16	450,000	446,418	432,207
UNITEDHEALTH GROUP INC	2.300% 12/15/2019 DD 12/08/14	245,000	250,635	246,840
UNITEDHEALTH GROUP INC	3.350% 07/15/2022 DD 07/23/15	65,000	65,041	66,970
UNITEDHEALTH GROUP INC	3.750% 07/15/2025 DD 07/23/15	125,000	124,661	129,404
UNITEDHEALTH GROUP INC	1.700% 02/15/2019 DD 02/25/16	170,000	169,937	169,488
UNITEDHEALTH GROUP INC	2.125% 03/15/2021 DD 02/25/16	260,000	259,207	256,958
US TREAS-CPI INFLAT	0.125% 04/15/2020 DD 04/15/15	6,611,177	6,585,271	6,679,867
VALERO ENERGY CORP	3.400% 09/15/2026 DD 09/12/16	435,000	432,010	416,734
VENTAS REALTY LP	3.500% 02/01/2025 DD 01/14/15	55,000	54,815	54,149
VENTAS REALTY LP / VENTAS CAPI	2.000% 02/15/2018 DD 12/13/12	165,000	164,569	165,340
VENTAS REALTY LP / VENTAS CAPI	2.700% 04/01/2020 DD 03/19/13	30,000	29,983	30,182
VERIZON COMMUNICATIONS INC	5.150% 09/15/2023 DD 09/18/13	300,000	334,635	331,722
VERIZON COMMUNICATIONS INC	3.450% 03/15/2021 DD 03/17/14	410,000	425,872	423,284
VIACOM INC	3.450% 10/04/2026 DD 10/04/16	20,000	19,896	18,484
VISA INC	2.800% 12/14/2022 DD 12/14/15	135,000	134,812	135,756
VISA INC	3.150% 12/14/2025 DD 12/14/15	10,000	9,963	10,044
WALGREENS BOOTS ALLIANCE INC	2.600% 06/01/2021 DD 06/01/16	85,000	84,952	84,466
WELLS FARGO & CO	2.500% 03/04/2021 DD 03/04/16	550,000	549,874	545,925
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	229,015
WELLS FARGO & CO	VAR RT 10/31/2023 DD 10/31/16	120,000	120,000	121,481
WELLS FARGO & CO	3.450% 02/13/2023 DD 02/13/13	125,000	124,926	125,450
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	310,000	308,224	320,763
WELLS FARGO & CO	4.400% 06/14/2046 DD 06/14/16	160,000	159,814	153,128
WELLS FARGO BANK NA	2.150% 12/06/2019 DD 12/08/16	250,000	249,655	249,845
WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	90,325
WILLIAMS PARTNERS LP	3.600% 03/15/2022 DD 03/03/15	200,000	200,219	201,058
WILLIAMS PARTNERS LP	4.300% 03/04/2024 DD 03/04/14	55,000	54,885	55,540

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX F - UNDERLYING ASSETS FOR BANK OF TOKYO INV-DOWCHEM13-1 AND RGA RGA00036
December 31, 2016

WILLIAMS PARTNERS LP	3.900% 01/15/2025 DD 06/27/14	95,000	94,706	93,172
WORLD OMNI AUTO RECEIVABL B A4	1.680% 12/15/2020 DD 10/29/14	400,000	399,861	400,352
ZIMMER BIOMET HOLDINGS INC	1.450% 04/01/2017 DD 03/19/15	295,000	294,926	295,071
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	1,400,000	(1,398,906)	(1,398,906)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2032 DD 01/01/17	1,400,000	(1,390,594)	(1,390,594)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	2,800,000	(2,773,203)	(2,773,203)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2047 DD 01/01/17	2,800,000	(2,784,141)	(2,784,141)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2047 DD 01/01/17	400,000	(409,813)	(409,813)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2047 DD 01/01/17	2,400,000	(2,464,875)	(2,464,875)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2047 DD 01/01/17	3,300,000	(3,381,469)	(3,381,469)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2047 DD 01/01/17	1,300,000	(1,335,344)	(1,335,344)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2047 DD 01/01/17	1,100,000	(1,125,266)	(1,125,266)
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2047 DD 01/01/17	1,100,000	(1,128,016)	(1,128,016)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2047 DD 01/01/17	1,000,000	(1,078,125)	(1,078,125)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2047 DD 01/01/17	1,000,000	(1,075,156)	(1,075,156)
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2047 DD 01/01/17	1,400,000	(1,418,594)	(1,418,594)
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2047 DD 01/01/17	600,000	(609,797)	(609,797)
COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2047 DD 01/01/17	2,400,000	(2,387,250)	(2,387,250)
U S TREASURY NOTE	2.000% 11/15/2026 DD 11/15/16	2,181,000	(2,101,709)	(2,101,709)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		45,318,800	45,318,800
TOTAL UNDERLYING ASSETS			$189,685,135	$188,971,678

BANK OF TOKYO INV-DOWCHEM13-1 - 50.0% of MARKET VALUE				$94,485,839
IGT INVESCO SHORT-TERM BOND FUND				166,256,224
FAIR VALUE BANK OF TOKYO INV-DOWCHEM13-1				260,742,063
BANK OF TOKYO INV-DOWCHEM13-1 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(1,069,835)
BANK OF TOKYO INV-DOWCHEM13-1 - CONTRACT VALUE				$259,672,228

RGA RGA00036 - 50.0% of MARKET VALUE				$94,485,839
IGT INVESCO SHORT-TERM BOND FUND				166,379,200
FAIR VALUE RGA RGA00036				260,865,039
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(788,287)
RGA RGA00036 - CONTRACT VALUE				$260,076,752

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-67414 and 333-209582) on Form S-8 of our report dated June 26, 2017, appearing in the annual report on Form 11-K of The Dow Chemical Company Employees' Savings Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Flint, Michigan
June 26, 2017